Exhibit 2.1

SEPARATION AND DISTRIBUTION AGREEMENT

BY AND AMONG

SITE CENTERS CORP.,

CURBLINE PROPERTIES CORP.,

AND

CURBLINE PROPERTIES LP

DATED OCTOBER 1, 2024

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

SCHEDULES

1.1	CURB Financing Arrangements
1.2	CURB Properties
1.3	Lease Agreement
1.4	Transferred Entities
2.2(a)(xii)	CURB Assets
2.2(b)(vi)	SITC Assets
2.3(a)(vi)	CURB Liabilities
2.3(b)(i)	SITC Liabilities
2.7(b)(ii)	Continuing Contracts
2.7(c)	Continuing Accounts Receivable and Accounts Payable
2.14(a)	Procedures for Allocating Certain Landlord Expenses
2.14(b)	Procedures for Allocating Assets and Liabilities Relating to Year-End CAM Reconciliation
4.3(c)	SITC Statements
8.2	Commingled Properties
8.3	Redevelopment Projects
8.4	Purchase Option Company

EXHIBITS

Exhibit A	Form of Articles of Amendment and Restatement of CURB
Exhibit B	Form of Amended and Restated Bylaws of CURB

iii

SEPARATION AND DISTRIBUTION AGREEMENT

THIS SEPARATION AND DISTRIBUTION AGREEMENT, dated October 1, 2024 (this “Agreement”), is by and among SITE Centers Corp., an Ohio corporation (“SITC”), Curbline Properties Corp., a Maryland corporation and a direct, wholly owned subsidiary of SITC (“CURB”), and Curbline Properties LP, a Delaware limited partnership (“CURB OP”). Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Article I.

RECITALS

WHEREAS, the board of directors of SITC (the “SITC Board”) has determined that it is in the best interests of SITC and its shareholders to create a new publicly traded company that shall operate the CURB Business;

WHEREAS, in furtherance of the foregoing, the SITC Board has determined that it is appropriate and desirable to separate the CURB Business from the SITC Business (the “Separation”);

WHEREAS, to effect the Separation (a) SITC caused CURB OP to be formed as a Delaware limited partnership to serve as the operating partnership of CURB following the consummation of the transactions described in this Agreement, (b) SITC or other SITC Group members have contributed or will contribute their respective interests in the CURB Assets to CURB OP or another CURB Group member, (c) CURB OP or another CURB Group member has assumed or will assume the CURB Liabilities and (d) SITC or another SITC Group member has retained or assumed, or will retain or assume, the SITC Assets and SITC Liabilities;

WHEREAS, pursuant to the terms of this Agreement, SITC and CURB intend to effect the Separation by distributing all of the outstanding shares of CURB common stock, par value $0.01 (“CURB Shares”), owned by SITC to the holders of record of the outstanding shares of SITC common stock, par value $0.10 (“SITC Shares”), as of the Record Date (the “Record Holders”), with such distribution to be made on a pro rata basis, with each Record Holder entitled to receive two CURB Shares for every one SITC Share, excluding fractional CURB shares, which will be aggregated and sold by the Agent to fund pro rata cash payments to the beneficial owners of SITC Shares who would otherwise be entitled to receive fractional CURB Shares (the “Distribution”);

WHEREAS, SITC and CURB have prepared, and CURB has filed with the SEC, the Form 10, which includes the Information Statement and sets forth disclosure concerning CURB, the Separation and the Distribution; and

WHEREAS, each of SITC and CURB has determined that it is appropriate and desirable to set forth the principal corporate transactions required to effect the Separation and the Distribution and certain other agreements that will govern certain matters relating to the Separation and the Distribution and the relationship of SITC, CURB and the members of their respective Groups following the Distribution.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

For the purpose of this Agreement, the following terms shall have the following meanings:

“Action” shall mean any demand, action, claim, dispute, suit, countersuit, arbitration, inquiry, subpoena, proceeding or investigation of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

“Affiliate” shall mean, when used with respect to a specified Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. For the purpose of this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise. It is expressly agreed that, prior to, at and after the Effective Time, for purposes of this Agreement and the Ancillary Agreements, (a) no member of the CURB Group shall be deemed to be an Affiliate of any member of the SITC Group and (b) no member of the SITC Group shall be deemed to be an Affiliate of any member of the CURB Group.

“Agent” shall mean ComputerShare Inc., a Delaware corporation, and its wholly owned subsidiary ComputerShare Trust Company, N.A., a federally chartered trust company, in the capacity as distribution agent, transfer agent and registrar for the CURB Shares in connection with the Distribution.

“Agreement” shall have the meaning set forth in the Preamble.

“Ancillary Agreement” shall mean all agreements (other than this Agreement) entered into by the Parties and/or members of their respective Groups (but as to which no Third Party is a party) in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement, including the Shared Services Agreement, the Employee Matters Agreement, the Tax Matters Agreement, the Transfer Documents and any other agreement that by its express terms provides that it shall be an Ancillary Agreement for purposes of this Agreement.

“Approvals or Notifications” shall mean any consents, waivers, approvals, permits or authorizations to be obtained from, notices, registrations or reports to be submitted to, or other filings to be made with, any Third Party, including any Governmental Authority.

“Arbitration Request” shall have the meaning set forth in Section 7.3(a).

“Assets” shall mean, with respect to any Person, the assets, properties, claims and rights (including goodwill) of such Person, wherever located (including in the possession of vendors or other Third Parties or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of such Person, including rights and benefits pursuant to any Contract or Permit.

“Bound Member” shall have the meaning set forth in Section 2.5(b).

“Claimant Party” shall have the meaning set forth in Section 5.1(b).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commingled Contract” shall have the meaning set forth in Section 2.8.

“Commingled Properties” shall have the meaning set forth in Section 8.2.

“Continuing Contracts” shall have the meaning set forth in Section 2.7(b)(ii).

“Contract” shall mean any contract, lease, license, permit, indenture, note, bond, mortgage, agreement, concession, franchise, instrument, undertaking, commitment, understanding or other arrangement, whether written or oral, that is binding on any Person or any part of its property under applicable Law.

“CPR” shall have the meaning set forth in Section 7.2.

“CURB” shall have the meaning set forth in the Preamble.

“CURB Accounts” shall have the meaning set forth in Section 2.9(a).

“CURB Assets” shall have the meaning set forth in Section 2.2(a).

“CURB Business” shall mean the business, operations and activities of the SITC Group relating primarily to the CURB Properties as conducted at any time prior to the Effective Time by either Party or any of their current or former Subsidiaries.

“CURB Bylaws” shall mean the amended and restated bylaws of CURB, substantially in the form of Exhibit B.

“CURB Charter” shall mean the articles of amendment and restatement of CURB, substantially in the form of Exhibit A.

“CURB Contracts” shall mean the following Contracts to which either Party or any member of its Group is a party or by which it or any member of its Group or any of their respective Assets is bound, whether or not in writing; provided that CURB Contracts shall not include any Contracts that are contemplated to be retained by SITC or any member of the SITC Group from and after the Effective Time pursuant to any provision of this Agreement or any Ancillary Agreement:

(a) any leases relating primarily to any CURB Property pursuant to which a Third Party leases all or any portion of such CURB Property;

(b) any joint venture, shareholder, equityholder, partnership or similar agreements with any Third Party relating primarily to any CURB Property;

(c) any customer, distribution, supply, marketing, vendor or other contract, agreement or license, in each case with a Third Party and in effect as of the Effective Time, pursuant to which such Third Party provides or receives products or services to or from either Party or any member of its Group, primarily in connection with the CURB Business, excluding any such Contracts for services that are addressed in any Ancillary Agreement;

(d) any guarantee, indemnity, representation, covenant, warranty or other Liability of either Party or any member of its Group relating primarily to any other CURB Contract, any CURB Liability or the CURB Business;

(e) any employment, change of control, retention, consulting, indemnification, termination, severance or other similar agreement with any employee or consultants of the CURB Group that is in effect as of the Effective Time;

(f) any Contract that is otherwise expressly contemplated pursuant to this Agreement or any of the Ancillary Agreements to be assigned to CURB or any member of the CURB Group;

(g) any interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements related primarily to the CURB Business or entered into by or on behalf of any member of the CURB Group;

(h) any contract, guarantee, note, mortgage, bond, debenture or other agreement providing for indebtedness, whether secured or unsecured, which relates primarily to the CURB Business, including the CURB Financing Arrangements; and

(i) any Contract for any pending or completed acquisition of any real property (or of equity interests in a Person that owns any real property) related primarily to the CURB Business or entered into by or on behalf of any member of the CURB Group.

“CURB Financing Arrangements” shall mean the indebtedness under which CURB and/or other members of the CURB Group are borrowers thereunder as set forth on Schedule 1.1.

“CURB Group” shall mean (a) prior to the Effective Time, CURB and each Person that will be a Subsidiary of CURB as of immediately after the Effective Time, including the Transferred Entities, even if, prior to the Effective Time, such Person is not a Subsidiary of CURB; and (b) on and after the Effective Time, CURB and each Person that is a Subsidiary of CURB.

“CURB Indemnitees” shall have the meaning set forth in Section 4.3.

“CURB Intellectual Property” shall mean all Intellectual Property owned by, licensed by or to, or sublicensed by or to either Party or any member of its Group as of the Effective Time primarily used or held primarily for use in the CURB Business as of the Effective Time, but excluding any Software or Technology owned or licensed by either Party or any member of its Group.

“CURB Liabilities” shall have the meaning set forth in Section 2.3(a).

“CURB OP” shall have the meaning set forth in the Preamble.

“CURB Permits” shall mean all Permits owned or licensed by either Party or any member of its Group primarily used or held primarily for use in the CURB Business as of the Effective Time.

“CURB Properties” shall mean the real properties set forth on Schedule 1.2.

“CURB Shares” shall have the meaning set forth in the Recitals.

“Delayed CURB Asset” shall have the meaning set forth in Section 2.4(c).

“Delayed CURB Liability” shall have the meaning set forth in Section 2.4(c).

“Designated Party” shall have the meaning set forth in Section 2.5(b).

“Disclosure Document” shall mean any registration statement (including the Form 10) filed with the SEC by or on behalf of any Party or any member of its Group, and also includes any information statement (including the Information Statement), prospectus, offering memorandum, offering circular, periodic report or similar disclosure document, whether or not filed with the SEC or any other Governmental Authority, in each case that describes the Separation, the Distribution or the CURB Group, or primarily relates to the transactions contemplated hereby.

“Dispute” shall have the meaning set forth in Section 7.1.

“Distribution” shall have the meaning set forth in the Recitals.

“Distribution Date” shall mean the date of the consummation of the Distribution, which shall be determined by the SITC Board in its sole and absolute discretion.

“Effective Time” shall mean 12:01 a.m., Eastern time, on the Distribution Date.

“Employee Matters Agreement” shall mean the employee matters agreement to be entered into by and among SITC, CURB and CURB OP in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement, as it may be amended from time to time.

“Environmental Law” shall mean any Law relating to pollution, protection or restoration of or prevention of harm to the environment or natural resources, including the use, handling, transportation, treatment, storage, disposal, Release or discharge of Hazardous Materials or the protection of or prevention of harm to human health and safety.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Final Cash Balance” shall have the meaning set forth in Section 2.9(g).

“Force Majeure” shall mean, with respect to a Party, an event beyond the reasonable control of such Party (or any Person acting on its behalf), which event (a) does not arise or result from the fault or negligence of such Party (or any Person acting on its behalf) and (b) by its nature would not reasonably have been foreseen by such Party (or such Person), or, if it would reasonably have been foreseen, was unavoidable, and includes acts of God, acts of civil or military authority, acts of terrorism, cyberattacks, embargoes, epidemics, pandemics (including COVID-19), disease outbreaks (or worsening) and public health crises (including any restrictions that relate to or arise out of any such disease outbreaks or public health crises), war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or, in the case of computer systems, any significant and prolonged failure in electrical or air conditioning equipment. Notwithstanding the foregoing, the receipt by a Party of an unsolicited takeover offer or other acquisition proposal, even if unforeseen or unavoidable, and such Party’s response thereto, shall not be deemed an event of Force Majeure.

“Form 10” shall mean the registration statement on Form 10 filed by CURB with the SEC to effect the registration of CURB Shares pursuant to the Exchange Act in connection with the Distribution, as such registration statement may be amended or supplemented from time to time prior to the Distribution.

“Governmental Authority” shall mean any nation or government, any state, municipality or other political subdivision thereof, and any entity, body, agency, commission, department, board, bureau, court, tribunal or other instrumentality, whether federal, state, local, domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory, administrative or other similar functions of, or pertaining to, government and any executive official thereof.

“Group” shall mean either the CURB Group or the SITC Group, as the context requires.

“Hazardous Materials” shall mean any chemical, material, substance, waste, pollutant, emission, discharge, release or contaminant that could result in Liability under, or that is prohibited, limited or regulated by or pursuant to, any Environmental Law, and any natural or artificial substance (whether solid, liquid or gas, noise, ion, vapor or electromagnetic) that could cause harm to human health or the environment, including petroleum, petroleum products and byproducts, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, electronic, medical or infectious wastes, polychlorinated biphenyls, radon gas, radioactive substances, chlorofluorocarbons and all other ozone-depleting substances.

“Indemnifying Party” shall have the meaning set forth in Section 4.4(a).

“Indemnitee” shall have the meaning set forth in Section 4.4(a).

“Indemnity Payment” shall have the meaning set forth in Section 4.4(a).

“Information” shall mean information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, forecasts, budgets, reports, records, books, Contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, research and development files, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer and tenant names, vendor data, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

“Information Statement” shall mean the information statement to be made available to the Record Holders in connection with the Distribution, as such information statement may be amended or supplemented from time to time prior to the Distribution.

“Initial Notice” shall have the meaning set forth in Section 7.1.

“Insurance Proceeds” shall mean those monies:

(a)	received by an insured from an insurance carrier; or

(b)	paid by an insurance carrier on behalf of the insured;

in any such case net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments) and net of any costs or expenses incurred in the collection thereof.

“Insured Party” shall have the meaning set forth in Section 5.1(b).

“Intellectual Property” shall mean all of the following whether arising under the Laws of the United States or of any foreign or multinational jurisdiction: (a) patents, patent applications (including patents issued thereon) and statutory invention registrations, including reissues, divisions, continuations, continuations in part, substitutions, renewals, extensions and reexaminations of any of the foregoing, and all rights in any of the foregoing provided by international treaties or conventions; (b) trademarks, service marks, trade names, service names, trade dress, logos and other source or business identifiers, including all goodwill associated with any of the foregoing, and any and all common law rights in and to any of the foregoing, registrations and applications for registration of any of the foregoing, all rights in and to any of the foregoing provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing; (c) Internet domain names, accounts or “handles” with Facebook, LinkedIn, Twitter and similar social media platforms, registrations and related rights; (d) copyrightable works, copyrights, moral rights, mask work rights, database rights and design rights, in each case, other than Software, whether or not registered, and all registrations and applications for registration of any of the foregoing, and all rights in and to any of the foregoing provided by international treaties or conventions; (e) confidential and proprietary information, including trade secrets, invention disclosures, processes and know-how, in each case, other than Software; and (f) intellectual property rights arising from or in respect of any Technology.

“IRS” shall mean the U.S. Internal Revenue Service.

“Law” shall mean any national, supranational, federal, state, provincial, local or similar law (including common law), statute, code, order, ordinance, rule, regulation, treaty, license, permit, authorization, approval, consent, decree, injunction, binding judicial or administrative interpretation or other requirement, in each case, enacted, promulgated, issued or entered by a Governmental Authority.

“Lease Agreement” means the form of lease agreement attached to Schedule 1.3.

“Liabilities” shall mean all liabilities, debts, guarantees, assurances, commitments, responsibilities, Losses, remediation, deficiencies, fines, settlements, sanctions, expenses, interest and obligations of any nature or kind, whether accrued or fixed, absolute or contingent, matured or unmatured, accrued or not accrued, asserted or unasserted, liquidated or unliquidated, foreseen or unforeseen, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any Law, claim (including any Third-Party Claim), Action, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority or arbitration tribunal, and those arising under any Contract, promise, release, warranty, commitment or undertaking, or any fines, damages or equitable relief that is imposed, in each case, including all costs and expenses relating thereto.

“Losses” shall mean actual losses (including any diminution in value), costs, Taxes, damages, penalties and expenses (including costs or expenses incurred by a Person for repairing or replacing any lost or damaged property, lost business income, extra expense, legal and accounting fees, and expenses and costs of investigation and litigation), whether or not involving a Third-Party Claim.

“Managing Party” shall have the meaning set forth in Section 4.11(d).

“Mediation Request” shall have the meaning set forth in Section 7.2.

“Mixed Actions” shall have the meaning set forth in Section 4.11(c).

“Non-Managing Party” shall have the meaning set forth in Section 4.11(d).

“Notice” shall have the meaning set forth in Section 10.5.

“NYSE” shall mean the New York Stock Exchange.

“Option Notice Deadline” shall have the meaning set forth in Section 8.4.

“Option Purchase Price” shall have the meaning set forth in Section 8.4.

“Option Trigger Date” shall have the meaning set forth in Section 8.4.

“Parties” shall mean the parties to this Agreement.

“Permits” shall mean permits, approvals, authorizations, consents, licenses or certificates issued by any Governmental Authority.

“Person” shall mean an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.

“Privileged Information” shall mean any information, in written, oral, electronic or other tangible or intangible forms, including any communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials prepared by attorneys or under their direction (including attorney work product), as to which a Party or any member of its Group would be entitled to assert or have asserted a privilege, including the attorney-client and attorney work product privileges.

“Purchase Option” shall have the meaning set forth in Section 8.4.

“Purchase Option Company” shall have the meaning set forth in Section 8.4.

“Record Date” shall mean the close of business on the date to be determined by the SITC Board as the record date for the Record Holders entitled to receive CURB Shares pursuant to the Distribution.

“Record Holders” shall have the meaning set forth in the Recitals.

“Redevelopment Projects” shall have the meaning set forth in Section 8.3.

“REIT” shall mean “a real estate investment trust” within the meaning of Section 856 of the Code.

“Release” shall mean any release, spill, emission, discharge, leaking, pumping, pouring, dumping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Materials into the environment (including ambient air, surface water, groundwater and surface or subsurface strata).

“Representatives” shall mean, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants, attorneys or other representatives.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Security Interest” shall mean any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer or other encumbrance of any nature whatsoever.

“Separation” shall have the meaning set forth in the Recitals.

“Shared Services Agreement” shall mean the shared services agreement to be entered into by and among SITC, CURB and CURB OP in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement, as it may be amended from time to time.

“SITC” shall have the meaning set forth in the Preamble.

“SITC Accounts” shall have the meaning set forth in Section 2.9(a).

“SITC Assets” shall have the meaning set forth in Section 2.2(b).

“SITC Board” shall have the meaning set forth in the Recitals.

“SITC Business” shall mean all businesses, operations and activities (whether or not such businesses, operations or activities are or have been terminated, divested or discontinued) conducted at any time prior to the Effective Time by either Party or any member of its Group, other than the CURB Business.

“SITC Group” shall mean SITC and each Person that is a Subsidiary of SITC (other than CURB and any other member of the CURB Group).

“SITC Indemnitees” shall have the meaning set forth in Section 4.2.

“SITC Liabilities” shall have the meaning set forth in Section 2.3(b).

“SITC Name and SITC Marks” shall mean the names, marks, trade dress, logos, monograms, domain names and other source or business identifiers of either Party or any member of its Group using or containing “SITE Centers Corp.,” “SITE” or “SITC,” either alone or in combination with other words or elements, and all names, marks, trade dress, logos, monograms, domain names and other source or business identifiers confusingly similar to or embodying any of the foregoing either alone or in combination with other words or elements, together with the goodwill associated with any of the foregoing.

“SITC Shares” shall have the meaning set forth in the Recitals.

“Software” shall mean any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form; (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing; (d) screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (e) documentation, including user manuals and other training documentation, relating to any of the foregoing.

“Subdivision” has the meaning set forth in Section 8.2.

“Subsidiary” shall mean, with respect to any Person, any other Person of which such Person (a) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities, (ii) the total combined equity interests or (iii) the capital or profit interests, in the case of a partnership, or (b) otherwise has the power to elect, either directly or indirectly, a majority of the board of directors or similar governing body.

“Tangible Information” shall mean information that is contained in written, electronic or other tangible forms.

“Target Cash Amount” shall mean $800,000,000.

“Tax Matters Agreement” means that certain Tax Matters Agreement by and among SITC, CURB and CURB OP dated as of the date hereof.

“Tax or Taxes” shall have the meaning set forth in the Tax Matters Agreement.

“Technology” shall mean all technology, hardware, computers, servers, workstations, routers, hubs, switches, data communication lines, network and telecommunications equipment, Internet-related information technology infrastructure and other information technology equipment, in each case, other than Software.

“Third Party” shall mean any Person other than the Parties or any members of their respective Groups.

“Third-Party Claim” shall have the meaning set forth in Section 4.5(a).

“Transfer Documents” shall have the meaning set forth in Section 2.1(b).

“Transferred Entities” shall mean the entities set forth on Schedule 1.4.

“Unreleased Liability” shall have the meaning set forth in Section 2.5(b).

ARTICLE II

THE SEPARATION

2.1 Transfer of Assets and Assumption of Liabilities.

(a) Prior to the Distribution:

(i) Transfer and Assignment of CURB Assets. SITC shall, and shall cause the applicable members of the SITC Group to, contribute, assign, transfer, convey and deliver to CURB OP or the other applicable members of the CURB Group, and CURB OP or the other applicable members of the CURB Group shall accept from SITC and the applicable members of the SITC Group, all of SITC’s and such SITC Group members’ respective direct or indirect right, title and interest in and to all of the CURB Assets (it being understood that if any CURB Asset shall be held by a Transferred Entity or a wholly owned Subsidiary of a Transferred Entity, such CURB Asset may be assigned, transferred, conveyed and delivered to CURB OP as a result of the transfer of all of the equity interests in such Transferred Entity from SITC or the applicable members of the SITC Group to the applicable member of the CURB Group), such that the CURB Group will own, to the extent it does not already own, all of the CURB Assets.

(ii) Acceptance and Assumption of CURB Liabilities. CURB OP or the other applicable members of the CURB Group shall accept, assume and agree faithfully to perform, discharge and fulfill all of the CURB Liabilities in accordance with their respective terms (it being understood that if any CURB Liability shall be held by a Transferred Entity or a wholly owned Subsidiary of a Transferred Entity, such CURB Liability may be assumed by CURB OP as a result of the transfer of all of the equity interests in such Transferred Entity from SITC or the applicable members of the SITC Group to the applicable member of the CURB Group), such that the CURB Group will be responsible for all CURB Liabilities in accordance with their respective terms.

(b) Transfer Documents. In furtherance of the contribution, assignment, transfer, conveyance and delivery of the Assets and the assumption of the Liabilities in accordance with Section 2.1(a), on or after the Distribution Date, (i) each Party shall execute and deliver, and shall cause the applicable members of its Group to execute and deliver, such bills of sale, quitclaim deeds, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all of such Party’s and the applicable members of its Group’s right, title and interest in and to such Assets to the other Party and the applicable members of its Group in accordance with Section 2.1(a); and (ii) each Party shall execute and deliver, and shall cause the applicable members of its Group to execute and deliver, to the other Party such assumptions of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the Liabilities by such Party and the applicable members of its Group in accordance with Section 2.1(a). All of the foregoing documents contemplated by this Section 2.1(b) shall be referred to collectively herein as the “Transfer Documents.”

(c) Misallocations. In the event that at any time or from time to time (whether prior to, at or after the Effective Time), one Party (or any member of such Party’s respective Group) shall receive or otherwise possess any Asset that is or should have been allocated to the other Party (or any member of such Party’s Group) pursuant to this Agreement or any Ancillary Agreement, such Party shall promptly transfer, or cause to be transferred, such Asset to the Party so entitled thereto (or to any member of such Party’s Group), and such Party (or member of such Party’s Group) shall accept such Asset. Prior to any such transfer, the Person receiving or possessing such Asset shall hold such Asset in trust for any such other Person. In the event that at any time or from time to time (whether prior to, at or after the Effective Time), one Party (or any member of such Party’s Group) shall receive or otherwise assume any Liability that is or should have been allocated to the other Party (or any member of such Party’s Group) pursuant to this Agreement or any Ancillary Agreement, such Party shall promptly transfer, or cause to be transferred, such Liability to the Party responsible therefor (or to any member of such Party’s Group), and such Party (or member of such Party’s Group) shall accept, assume and agree to faithfully perform such Liability. For the avoidance of doubt, in the event that at any time or from time to time (whether prior to, at or after the Effective Time), one Party (or any member of such Party’s respective Group) shall make a payment in respect of any Liability that the Parties agree is allocated to the other Party pursuant to this Agreement or otherwise, such other Party shall reimburse the first Party for the amount so paid as promptly as is reasonably practicable.

(d) Waiver of Bulk-Sale and Bulk-Transfer Laws. CURB and each member of the CURB Group hereby waives compliance by each and every member of the SITC Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may be applicable with respect to the transfer or sale of any or all of the CURB Assets or CURB Properties to any member of the CURB Group. SITC and each member of the SITC Group hereby waives compliance by each and every member of the CURB Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may be applicable with respect to the transfer or sale of any or all of the SITC Assets to any member of the SITC Group.

2.2 CURB Assets.

(a) CURB Assets. For purposes of this Agreement, “CURB Assets” shall mean:

(i) all issued and outstanding capital stock or other equity interests of the Transferred Entities that are owned by either Party or any members of its Group as of the Effective Time;

(ii) all interests in the CURB Properties of whatever nature, including easements, whether as owner, mortgagee or holder of a Security Interest in the CURB Properties, lessor (including, for the avoidance of doubt, all leases relating primarily to any CURB Property pursuant to which a Third Party leases all or any portion of such CURB Property, and all rights of the landlord thereunder), sublessor, lessee, sublessee or otherwise, and including all buildings or structures located thereon, and all associated parking areas, fixtures and all other improvements located thereon, and including all rights, benefits, privileges, tenements, hereditaments, covenants, conditions, restrictions, easements and other appurtenances on any CURB Property or otherwise appertaining to or benefitting any CURB Property and/or the improvements situated thereon, including all mineral rights, development rights, air and water rights, subsurface rights, vested rights entitling, or prospective rights which may entitle, the owner of any CURB Property to related easements, land use rights, air rights, viewshed rights, density credits, water, sewer, electrical and other utility service, credits and/or rebates, strips and gores and any land lying in the bed of any street, road, alley, open or proposed, adjoining any CURB Property, and all easements, rights of way and other appurtenances used or connected with the beneficial use or enjoyment of any CURB Property;

(iii) all (A) tangible equipment, machinery, supplies, furniture and other tangible personal property either (1) primarily used or held primarily for use in the CURB Business that is located in the ordinary course of business at a CURB Property or (2) exclusively used or held for use in the CURB Business and (B) except as set forth on Schedule 2.2(b)(vi), all motor vehicles primarily used or held primarily for use in the CURB Business or provided for the use of a CURB Group employee;

(iv) all accounts receivable and prepaid assets primarily related to the CURB Business;

(v) all cash and cash equivalents and marketable securities contained in any CURB Accounts as of the close of business on the day prior to the Effective Time;

(vi) all Assets of either Party or any of the members of its Group as of the Effective Time that are expressly provided by this Agreement or any Ancillary Agreement as Assets to be transferred to CURB or any other member of the CURB Group;

(vii) all CURB Contracts as of the Effective Time and all rights, interests or claims of either Party or any of the members of its Group thereunder as of the Effective Time;

(viii) all (A) CURB Intellectual Property as of the Effective Time and all rights, interests or claims of either Party or any of the members of its Group thereunder as of the Effective Time and (B) all goodwill of the CURB Business other than goodwill associated with any Intellectual Property of either Party or any of the members of its Group as of the Effective Time (other than the CURB Intellectual Property), including the SITC Name and SITC Marks;

(ix) all CURB Permits as of the Effective Time and all rights, interests or claims of either Party or any of the members of its Group thereunder as of the Effective Time;

(x) all rights to causes of Action that are primarily related to the CURB Business;

(xi) all rights, interests and claims of either Party or any of the members of its Group as of the Effective Time with respect to Information that is primarily related to the CURB Assets, the CURB Liabilities, the CURB Business or the Transferred Entities and, subject to the provisions of the applicable Ancillary Agreements, a non-exclusive right to all Information that is less than primarily related to the CURB Assets, the CURB Liabilities, the CURB Business or the Transferred Entities; and

(xii) to the extent not of a nature already covered by subclauses (i) – (iv) or (vii) – (x), any and all other Assets, of whatever sort, nature or description, primarily used or held primarily for use in the CURB Business.

Notwithstanding the foregoing, the CURB Assets shall not in any event include any Asset referred to in Section 2.2(b).

(b) SITC Assets. For the purposes of this Agreement, “SITC Assets” shall mean all Assets of either Party or the members of its Group as of the Effective Time, other than the CURB Assets, it being understood that the SITC Assets shall include:

(i) all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be retained by SITC or any other member of the SITC Group;

(ii) all Contracts of either Party or any of the members of its Group as of the Effective Time (other than the CURB Contracts);

(iii) all Intellectual Property of either Party or any of the members of its Group as of the Effective Time (other than the CURB Intellectual Property), including the SITC Name and SITC Marks and any Software or Technology owned by, licensed by or sublicensed by or to either Party or any member of its Group;

(iv) any computers, smart phones and similar communications equipment provided by either Group in connection with its employees’ performance of services;

(v) all Permits of either Party or any of the members of its Group as of the Effective Time (other than the CURB Permits); and

(vi) any and all Assets set forth on Schedule 2.2(b)(vi).

2.3 CURB Liabilities; SITC Liabilities.

(a) CURB Liabilities. For the purposes of this Agreement, “CURB Liabilities” shall mean the following Liabilities of either Party or any of the members of its Group:

(i) any and all Liabilities to the extent that such Liabilities relate to, arise out of or result from the operation or conduct of the CURB Business or ownership or use of any CURB Asset after the Effective Time;

(ii) any and all Liabilities relating to, arising out of or resulting from the CURB Contracts or the CURB Permits to the extent that such Liabilities relate to, arise out of or result from conduct or activity after the Effective Time and do not relate to any failure to perform, improper performance or other breach, default or violation of any member of the SITC Group or the CURB Group prior to the Effective Time;

(iii) any and all Liabilities relating to, arising out of or resulting from the CURB Financing Arrangements, except for any costs or expenses arising in connection with the closing of such CURB Financing Arrangements;

(iv) any and all Liabilities that are expressly provided by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be assumed by CURB or any other member of the CURB Group, and all agreements, obligations and Liabilities of any member of the CURB Group under this Agreement or any of the Ancillary Agreements;

(v) any and all Liabilities arising out of claims made by any Third Party (including SITC’s or CURB’s respective directors, officers, shareholders, employees and agents) against any member of the SITC Group or the CURB Group to the extent relating to, arising out of or resulting from the Liabilities referred to in clauses (i) through (iv) above; and

(vi) any and all Liabilities set forth on Schedule 2.3(a)(vi).

Notwithstanding the foregoing, the CURB Liabilities shall not in any event include any Liabilities referred to in Section 2.3(b).

(b) SITC Liabilities. For the purposes of this Agreement, “SITC Liabilities” shall mean:

(i) any and all Liabilities set forth on Schedule 2.3(b)(i);

(ii) any and all Liabilities relating to, arising out of or resulting from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time) of any member of the SITC Group and, prior to the Effective Time, any member of the CURB Group, in each case that are not CURB Liabilities;

(iii) any and all Liabilities that are expressly provided by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be assumed or retained by SITC or any other member of the SITC Group, and all agreements, obligations and Liabilities of any member of the SITC Group under this Agreement or any of the Ancillary Agreements;

(iv) any costs or expenses arising in connection with the closing of the CURB Financing Arrangements; and

(v) any and all Liabilities arising out of claims made by any Third Party (including SITC’s or CURB’s respective directors, officers, shareholders, employees and agents) against any member of the SITC Group or the CURB Group to the extent relating to, arising out of or resulting from the SITC Business or the SITC Assets or the other Liabilities referred to in clauses (i) through (iii) above.

2.4 Approvals and Notifications.

(a) Approvals and Notifications for CURB Assets. To the extent that the transfer or assignment of any CURB Asset, the assumption of any CURB Liability, the Separation or the Distribution requires any Approvals or Notifications, the Parties shall use their commercially reasonable efforts to obtain or make such Approvals or Notifications as soon as reasonably practicable; provided, however, that, except to the extent expressly provided in this Agreement or any of the Ancillary Agreements or as otherwise agreed between SITC and CURB, neither SITC nor CURB shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain or make such Approvals or Notifications.

(b) Delayed CURB Transfers. Without limiting or modifying the covenants and agreements set forth in Section 8.2, and to the extent that the valid, complete and perfected transfer or assignment to the CURB Group of any CURB Asset or assumption by the CURB Group of any CURB Liability would be a violation of applicable Law or require any Approval or Notification in connection with the Separation or the Distribution that has not been obtained or made by the Effective Time, then, unless the Parties mutually shall otherwise determine, the transfer or assignment to the CURB Group of such CURB Assets or the assumption by the CURB Group of such CURB Liabilities, as the case may be, shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Approvals or Notifications have been obtained or made. Notwithstanding the foregoing, any such CURB Assets or CURB Liabilities shall continue to constitute CURB Assets and CURB Liabilities for all other purposes of this Agreement.

(c) Treatment of Delayed CURB Assets and Delayed CURB Liabilities. If any transfer or assignment of any CURB Asset or any assumption of any CURB Liability intended to be transferred, assigned or assumed hereunder, as the case may be, is not consummated on or prior to the Effective Time, whether as a result of the provisions of Section 2.4(b) or for any other reason (any such CURB Asset, a “Delayed CURB Asset” and any such CURB Liability, a “Delayed CURB Liability”), then, insofar as reasonably possible and subject to applicable Law, the member of the SITC Group retaining such Delayed CURB Asset or such Delayed CURB Liability, as the case may be, shall thereafter hold such Delayed CURB Asset or Delayed CURB Liability, as the case may be, for the use and benefit or burden, as applicable, of the member of the CURB Group entitled thereto (at the expense of the member of the CURB Group entitled thereto). In addition, the member of the SITC Group retaining such Delayed CURB Asset or such Delayed CURB Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Delayed CURB Asset or Delayed CURB Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the member of the CURB Group to whom such Delayed CURB Asset is to be transferred or assigned, or which will assume such Delayed CURB Liability, as the case may be, in order to place such member of the CURB Group in a substantially similar position as if such Delayed CURB Asset or Delayed CURB Liability had been transferred, assigned or assumed as contemplated hereby and so that all the benefits and burdens relating to such Delayed CURB Asset or Delayed CURB Liability, as the case may be, including use, risk of loss, potential for gain, and dominion, control and command over such Delayed CURB Asset or Delayed CURB Liability, as the case may be, and all costs and expenses related thereto, shall inure from and after the Effective Time to the CURB Group.

(d) Transfer of Delayed CURB Assets and Delayed CURB Liabilities. If and when the Approvals or Notifications, the absence of which caused the deferral of transfer or assignment of any Delayed CURB Asset or the deferral of assumption of any Delayed CURB Liability pursuant to Section 2.4(b), are obtained or made, and, if and when any other legal impediments for the transfer or assignment of any Delayed CURB Asset or the assumption of any Delayed CURB Liability have been removed, the transfer or assignment of the applicable Delayed CURB Asset or the assumption of the applicable Delayed CURB Liability, as the case may be, shall be effected in accordance with the terms of this Agreement and/or the applicable Ancillary Agreement.

(e) Costs for Delayed CURB Assets and Delayed CURB Liabilities. Any member of the SITC Group retaining a Delayed CURB Asset or Delayed CURB Liability due to the deferral of the transfer or assignment of such Delayed CURB Asset or the deferral of the assumption of such Delayed CURB Liability, as the case may be, shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced (or otherwise made available) by CURB or the member of the CURB Group entitled to or burdened by the Delayed CURB Asset or Delayed CURB Liability, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by CURB or the member of the CURB Group entitled to or burdened by such Delayed CURB Asset or Delayed CURB Liability; provided, however, that the SITC Group shall not allow the loss or diminution of value of any Delayed CURB Asset without first providing the CURB Group commercially reasonable notice of such potential loss or diminution in value and affording the CURB Group a commercially reasonable opportunity to take action to prevent such loss or diminution in value.

2.5 Novation of Liabilities.

(a) Each of SITC and CURB, at the request of the other, shall use its commercially reasonable efforts to obtain, or to cause to be obtained, as soon as reasonably practicable, any consent, substitution, approval or amendment required to novate or assign all CURB Liabilities or SITC Liabilities, as the case may be, and obtain in writing the unconditional release of each member of the other Group that is a party to any such arrangements, so that, in any such case, (i) the members of the CURB Group shall be solely responsible for such CURB Liabilities and (ii) the members of the SITC Group shall be solely responsible for such SITC Liabilities; provided, however, that, except as otherwise expressly provided in this Agreement or any of the Ancillary Agreements, neither SITC nor CURB shall be obligated to contribute any capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Third Party from whom any such consent, substitution, approval, amendment or release is requested.

(b) If SITC or CURB is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release and the applicable member of the Group (the “Bound Member”) continues to be bound by such Liability (or any Contract, in each case, pursuant to which any such Liability arises) with respect to which such Bound Member would not be bound or responsible had such required consent, substitution, approval, amendment or release been obtained (each, an “Unreleased Liability”), the Party whose Group such Liability is allocated under this Agreement (the “Designated Party”) shall, to the extent not prohibited by Law, as indemnitor, guarantor, agent or subcontractor for such Bound Member, as the case may be, (i) pay, perform and discharge fully all of the obligations or other Liabilities of such Bound Member that constitute Unreleased Liabilities from and after the Effective Time and (ii) use its commercially reasonable efforts to effect such payment, performance or discharge prior to the time any demand for such payment, performance or discharge is permitted to be made by the obligee thereunder on any member of the Group of the Bound Member. If and when any such consent, substitution, approval, amendment or release shall be obtained or the Unreleased Liabilities shall otherwise become assignable or able to be novated, the Bound Member shall promptly assign, or cause to be assigned, and Designated Party or the applicable member of its Group shall assume, such Unreleased Liabilities without exchange of further consideration.

2.6 Treatment of Guarantees. In furtherance of, and not in limitation of, the obligations set forth in Section 2.5:

(a) Each of SITC and CURB shall, at the request of the other Party and with the reasonable cooperation of such other Party and the applicable member(s) of such Party’s Group, use commercially reasonable efforts to (i) have any member(s) of the SITC Group removed as guarantor of, indemnitor of or obligor for any CURB Liability, including the removal of any Security Interest on or in any SITC Asset that may serve as collateral or security for any such CURB Liability; and (ii) have any member(s) of the CURB Group removed as guarantor of, indemnitor of or obligor for any SITC Liability, including the removal of any Security Interest on or in any CURB Asset that may serve as collateral or security for any such SITC Liability.

(b) To the extent required to obtain a release from a guarantee or indemnity of:

(i) any member of the SITC Group, CURB or one or more members of the CURB Group shall execute a guarantee or indemnity agreement in the form of the existing guarantee or indemnity or such other form as is agreed to by the relevant parties to such guarantee or indemnity agreement, which agreement shall include the removal of any Security Interest on or in any SITC Asset that may serve as collateral or security for any such CURB Liability, except to the extent that such existing guarantee or indemnity contains representations, covenants or other terms or provisions either (A) with which CURB would be reasonably unable to comply or (B) which CURB would not reasonably be able to avoid breaching; and

(ii) any member of the CURB Group, SITC or one or more members of the SITC Group shall execute a guarantee or indemnity agreement in the form of the existing guarantee or indemnity or such other form as is agreed to by the relevant parties to such guarantee or indemnity agreement, which agreement shall include the removal of any Security Interest on or in any CURB Asset that may serve as collateral or security for any such SITC Liability, except to the extent that such existing guarantee contains representations, covenants or other terms or provisions either (A) with which SITC would be reasonably unable to comply or (B) which SITC would not reasonably be able to avoid breaching.

(c) Until such time as SITC or CURB has obtained, or has caused to be obtained, any removal or release as set forth in clauses (a) and (b) of this Section 2.6, (i) the Party or the relevant member of its Group that has assumed the Liability related to such obligation or guarantee shall indemnify, defend and hold harmless the guarantor or obligor against or from any Liability arising from or relating thereto in accordance with the provisions of Article IV and shall, as agent or subcontractor for such guarantor, indemnitor or obligor, pay, perform and discharge fully all the obligations or other Liabilities of such guarantor, indemnitor or obligor thereunder; and (ii) each of SITC and CURB, on behalf of itself and the other members of its respective Group, agree not to renew or extend the term of, increase any obligations under, or transfer to a Third Party, any loan, guarantee, Contract or other obligation for which the other Party or a member of its Group is or may be liable unless all obligations of such other Party and the members of such other Party’s Group with respect thereto are thereupon terminated by documentation satisfactory in form and substance to such other Party. The indemnification procedures and limitations set forth in Article IV shall apply to the indemnification obligations set forth in this Section 2.6.

2.7 Termination of Agreements.

(a) Except as set forth in Section 2.7(b), in furtherance of the releases and other provisions of Section 4.1, CURB and each member of the CURB Group, on the one hand, and SITC and each member of the SITC Group, on the other hand, hereby terminate any and all agreements, arrangements, commitments or understandings, whether or not in writing, between or among CURB and/or any member of the CURB Group, on the one hand, and SITC and/or any member of the SITC Group, on the other hand, effective as of the Effective Time. No such terminated agreement, arrangement, commitment or understanding (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Effective Time. Each Party shall, at the reasonable request of the other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

(b) The provisions of Section 2.7(a) shall not apply to any of the following agreements, arrangements, commitments or understandings (or to any of the provisions thereof): (i) this Agreement and the Ancillary Agreements (and each other agreement or instrument expressly contemplated by this Agreement or any Ancillary Agreement to be entered into by any of the Parties or any of the members of their respective Groups or to be continued from and after the Effective Time); (ii) any agreements, arrangements, commitments or understandings listed or described on Schedule 2.7(b)(ii) (collectively, the “Continuing Contracts”), if any; (iii) any agreements, arrangements, commitments or understandings to which any Third Party is a party; (iv) any intercompany accounts payable or accounts receivable accrued as of the Effective Time that are reflected in the books and records of the Parties or otherwise documented in writing in accordance with past practices, which shall be settled in the manner contemplated by Section 2.7(c); (v) any agreements, arrangements, commitments or understandings to which any non-wholly owned Subsidiary of SITC or CURB, as the case may be, is a party (it being understood that directors’ qualifying shares or similar interests will be disregarded for purposes of determining whether a Subsidiary is wholly owned); and (vi) any Commingled Contracts.

(c) All of the intercompany accounts receivable and accounts payable between any member of the SITC Group, on the one hand, and any member of the CURB Group, on the other hand, outstanding as of the Effective Time (other than those set forth on Schedule 2.7(c)) shall be repaid and settled following the Effective Time in the ordinary course of business or, if otherwise mutually agreed by duly authorized representatives of SITC and CURB, cancelled.

2.8 Treatment of Commingled Contracts. Subject to applicable Law and without limiting the generality of the obligations set forth in Section 2.1, except (x) as provided for in the immediately following sentence or (y) to the extent that the benefits of any contract, agreement, arrangement, commitment or understanding described in this Section 2.8 are expressly conveyed to the applicable Party pursuant to this Agreement or an Ancillary Agreement, any Contract entered into by a member of the SITC Group with a Third Party that is not a CURB Contract, but pursuant to which the CURB Business, as of the Effective Time, has been provided certain revenues or other benefits in respect of the CURB Properties or the CURB Business (any such Contract, a “Commingled Contract”) shall not be assigned in relevant part to the applicable member(s) of the CURB Group. From and following the Effective Time, upon the request of CURB, SITC and the applicable members of the SITC Group shall use, with the reasonable cooperation of CURB and the applicable members of the CURB Group, commercially reasonable efforts to (i) cause, to the extent reasonably within the contractual or other ability or control of the applicable member(s) of the CURB Group, and subject to the reasonable cooperation of CURB and the applicable members of the CURB Group, the applicable Commingled Contract to be apportioned (including by obtaining the consent of such counterparty to enter into an amendment to the Contract, splitting or assigning in relevant part such Commingled Contract) between (A) the applicable member(s) of the SITC Group and (B) applicable member(s) of the CURB Group, pursuant to which the applicable member(s) of the CURB Group will assume all of the rights and obligations under such Commingled Contract that relate to the CURB Business, on the one hand, and the applicable member(s) of the SITC Group will assume all of the rights and obligations under such Commingled Contract that relate to the SITC Business, with terms and conditions related to the CURB Group materially similar to those terms and conditions related to the CURB Business prior to apportionment (except for changes reasonably necessary as a result of the transactions contemplated hereby); or (ii) assist the applicable member of the CURB Group in entering into a new Contract or Contracts with the applicable third party on substantially similar terms; provided that such assistance shall not include assistance by the SITC Group with the negotiation of commercial terms between the applicable member of the CURB Group and the applicable third party related to such new Contract or Contracts; provided, further, that nothing in this Section 2.8 shall require any member of the SITC Group to pay any non-de minimis consideration, agree to any adverse economic considerations, incur any other non-de minimis economic liability or make any non-de minimis concession with respect to any novation or assignment in connection with this Section 2.8.

2.9 Bank Accounts; Cash Balances; Cash Funding.

Except as otherwise provided in any Shared Services Agreement:

(a) Each Party agrees to take, or cause the members of its Group to take, at the Effective Time (or such earlier time as the Parties may agree), all actions necessary to amend all Contracts governing each bank and brokerage account owned by CURB or any other member of the CURB Group (collectively, the “CURB Accounts”) and all Contracts governing each bank or brokerage account owned by SITC or any other member of the SITC Group (collectively, the “SITC Accounts”) so that each such CURB Account and SITC Account, if currently linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to, hereinafter) to any SITC Account or CURB Account, respectively, is de-linked from such SITC Account or CURB Account, respectively.

(b) It is intended that, following consummation of the actions contemplated by Section 2.9(a), there will be in place a cash management process pursuant to which the CURB Accounts will be managed and funds collected will be transferred into one or more accounts maintained by CURB or a member of the CURB Group.

(c) It is intended that, following consummation of the actions contemplated by Section 2.9(a), there will continue to be in place a cash management process pursuant to which the SITC Accounts will be managed and funds collected will be transferred into one or more accounts maintained by SITC or a member of the SITC Group.

(d) With respect to any outstanding checks issued or payments initiated by SITC, CURB or any of the members of their respective Groups prior to the Effective Time, such outstanding checks and payments shall be honored following the Effective Time by the Person or Group owning the account on which the check is drawn or from which the payment was initiated, respectively.

(e) As between SITC and CURB (and the members of their respective Groups), all payments made and reimbursements received after the Effective Time by either Party (or member of its Group) that relate to a business, Asset or Liability of the other Party (or member of its Group), shall be held by such Party in trust for the use and benefit of the Party entitled thereto and, promptly following receipt by such Party of any such payment or reimbursement, such Party shall pay over, or shall cause the applicable member of its Group to pay over, to the other Party the amount of such payment or reimbursement without right of set-off.

(f) It is understood and agreed that it is intended that as of the Effective Time, CURB OP and the other members of the CURB Group shall have (following the adjustments (if any) contemplated by this Section 2.9) cash and cash equivalents in an aggregate amount that is equal to or greater than the Target Cash Amount.

(g) Within 30 days after the Distribution Date, SITC shall deliver to CURB a good faith calculation of the aggregate amount of cash and cash equivalents (net of any overdrafts) held by the CURB Group as of the Effective Time (the “Final Cash Balance”). SITC’s calculation of the Final Cash Balance shall be final, binding, conclusive and non-appealable on CURB and CURB OP for all purposes of this Agreement and, for the avoidance of doubt, shall not be subject to further adjustment as a result of payments required to be made by one Party to the other after the Effective Time under this Agreement or under any of the Ancillary Agreements.

(h) If the Final Cash Balance is less than the Target Cash Amount, then SITC shall pay or cause to be paid an amount in cash equal to such absolute value of the difference to CURB OP by wire transfer of immediately available funds to an account or accounts designated in writing by CURB to SITC within 30 days after the date of delivery of the Final Cash Balance by SITC.

2.10 Ancillary Agreements. Effective on or prior to the Effective Time, each of SITC and CURB will, or will cause the applicable members of their Groups to, execute and deliver all Ancillary Agreements to which it (or any member of its Group) is a party.

2.11 Disclaimer of Representations and Warranties. EACH OF SITC (ON BEHALF OF ITSELF AND EACH MEMBER OF THE SITC GROUP) AND CURB (ON BEHALF OF ITSELF AND EACH MEMBER OF THE CURB GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY AS TO THE ASSETS, BUSINESSES OR LIABILITIES TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS OR APPROVALS REQUIRED IN CONNECTION THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SET-OFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY CLAIM OR OTHER ASSET, INCLUDING ANY ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY ASSIGNMENT, DOCUMENT OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS,” “WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM OF DEED OR CONVEYANCE) AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (A) ANY CONVEYANCE WILL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST, AND (B) ANY NECESSARY APPROVALS OR NOTIFICATIONS ARE NOT OBTAINED OR MADE OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.

2.12 Names and Marks. Subject to the terms and conditions contained herein, effective as of the Effective Time, SITC, on behalf of itself and the members of the SITC Group, hereby grants to the members of the CURB Group, a non-exclusive, worldwide, irrevocable, and royalty-free license to continue to use the SITC Name and SITC Marks in connection with the continued operation of the CURB Business in a manner consistent with the members of the CURB Group’s use of the SITC Name and SITC Marks in the CURB Business prior to the Effective Time solely to (i) continue to display the SITC Name and SITC Marks on the CURB Properties as displayed on such properties at the Effective Time until such time that such signage is removed in the ordinary course of business and (ii) use the SITC Name and SITC Marks on any item of inventory or office supplies, documents and forms, packaging and shipping materials until such time that such inventory, supplies or materials, as applicable, are exhausted.

2.13 Financial Information Certifications. SITC’s disclosure controls and procedures and internal control over financial reporting (as each is contemplated by the Exchange Act) are currently applicable to the CURB Group insofar as the members of the CURB Group are Subsidiaries of SITC. In order to enable the principal executive officer and principal financial officer of CURB to make the certifications required of them under Section 302 of the Sarbanes-Oxley Act of 2002, SITC, as soon as reasonably practicable following the Distribution Date and in any event prior to such time as CURB is required to file its first quarterly report on Form

10-Q, shall provide CURB with one or more certifications with respect to such disclosure controls and procedures, its internal control over financial reporting and the effectiveness thereof. Such certification(s) shall be provided by SITC (and not by any officer or employee in their individual capacity). With respect to any periods following the Distribution Date, subject to the requirements of the Shared Services Agreement, the Parties shall cooperate and discuss in good faith any certifications or other supporting documentation required by CURB.

2.14 Straddle Period Landlord Expenses; CAM Charges Reconciliation. Notwithstanding anything herein to the contrary:

(a) In the event of any Liabilities for landlord expenses (i.e., those that are not by their nature of a type that it is customary to seek reimbursement of such expenses from tenants) arising out of or resulting from the operation or conduct of the CURB Properties for any straddle period (i.e., a billing period that begins before and ends after the Distribution Date), to the extent that the total costs on any invoice or other billing statement for an individual straddle period Liability does not exceed $5,000, the Parties agree to the procedures for allocating such Liabilities among the SITC Group, on the one hand, and CURB Group, on the other hand, as set forth on Schedule 2.14(a). To the extent that all or any portion of any Liability described in the immediately preceding sentence is allocated pursuant to Schedule 2.14(a) to one Group or any member thereof, the Party whose Group such Liability is allocated, to the extent not prohibited by applicable Law, shall be solely responsible for, and shall fully pay, perform and discharge, all such Liabilities.

(b) The Parties hereby acknowledge that certain expenses (including real estate taxes, insurance and common area maintenance charges) related to CURB Properties may be collected from tenants in advance based upon the applicable landlord’s estimates thereof and may subsequently be subject to adjustment, on an annualized basis, after the expiration of the calendar year in which such expenses are incurred based upon the reconciliation of the level of estimated expenses to the expenses actually incurred by the applicable landlord. In furtherance of the foregoing, the Parties agree that the procedures set forth on Schedule 2.14(b) shall determine the allocation among the SITC Group, on the one hand, and CURB Group, on the other hand, of any amounts due to or owed from tenants on account of such reconciliation for the calendar year in which the Distribution occurs. To the extent that all or any portion of any Liability for amounts owed to tenants on account of such reconciliation is allocated pursuant to Schedule 2.14(b) to one Group or any member thereof, the Party whose Group such Liability is allocated, to the extent not prohibited by applicable Law, shall be solely responsible for, and shall fully pay, perform and discharge, all such Liabilities.

ARTICLE III

THE DISTRIBUTION

3.1 Sole and Absolute Discretion; Cooperation.

(a) SITC shall, in its sole and absolute discretion, determine the terms of the Distribution, including the form, structure and terms of any transaction(s) and/or offering(s) to effect the Distribution and the timing and conditions to the consummation of the Distribution. In addition, SITC may, at any time and from time to time until the consummation of the Distribution, modify or change the terms of the Distribution, including by accelerating or delaying the timing of the consummation of all or part of the Distribution. Nothing shall in any way limit SITC’s right to terminate this Agreement or the Distribution as set forth in Article IX or alter the consequences of any such termination from those specified in Article IX.

(b) CURB shall cooperate with SITC to accomplish the Distribution and shall, at SITC’s direction, promptly take any and all actions necessary or desirable to effect the Distribution, including in respect of the registration under the Exchange Act of CURB Shares on the Form 10; provided that SITC will reimburse CURB for any costs or expenses incurred by any member of the CURB Group in connection with such cooperation or actions. SITC shall select any investment bank or manager in connection with the Distribution, as well as any financial printer, solicitation and/or exchange agent and financial, legal, accounting and other advisors for SITC, the fees and expenses of which will be at SITC’s sole expense. CURB and SITC, as the case may be, will provide to the Agent any information required in order to complete the Distribution.

3.2 Actions Prior to the Distribution. Prior to the Effective Time and subject to the terms and conditions set forth herein, the Parties shall take, or cause to be taken, the following actions in connection with the Distribution:

(a) Notice to NYSE. SITC shall, to the extent possible, give the NYSE not less than 10 days’ advance notice of the Record Date in compliance with Rule 10b-17 under the Exchange Act.

(b) CURB Charter and CURB Bylaws. On or prior to the Distribution Date, SITC and CURB shall take all necessary actions so that, as of or prior to the Effective Time, the CURB Charter and the CURB Bylaws shall become the charter and bylaws of CURB, respectively.

(c) CURB Directors and Officers. Immediately prior to the Distribution Date, SITC and CURB shall take all necessary actions so that as of the Effective Time: (i) the directors and executive officers of CURB shall be those set forth in the Information Statement made available to the Record Holders prior to the Distribution Date, unless otherwise agreed by the Parties; and (ii) CURB shall have such other officers as CURB shall appoint.

(d) NYSE Listing. CURB shall prepare and file, and shall use its reasonable best efforts to have approved, an application for the listing of the CURB Shares to be distributed in the Distribution on the NYSE, subject to official notice of distribution.

(e) Securities Law Matters. CURB shall file any amendments or supplements to the Form 10 as may be necessary or advisable in order to cause the Form 10 to become and remain effective as required by the SEC or federal, state or other applicable securities Laws.

SITC and CURB shall cooperate in preparing, filing with the SEC and causing to become effective registration statements or amendments thereof which are required to reflect the establishment of, or amendments to, any employee benefit and other plans necessary or advisable in connection with the transactions contemplated by this Agreement and the Ancillary Agreements. SITC and CURB will prepare, and CURB will, to the extent required under applicable Law, file with the SEC any such documentation and any requisite no-action letters which SITC determines are necessary or desirable to effectuate the Distribution, and SITC and CURB shall each use its reasonable best efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable. SITC and CURB shall take all such action as may be necessary or appropriate under the securities or blue sky laws of the states or other political subdivisions of the United States (and any comparable Laws under any foreign jurisdiction) in connection with the Distribution.

(f) Availability of Information Statement. SITC shall, as soon as is reasonably practicable after the Form 10 is declared effective under the Exchange Act and the SITC Board has approved the Distribution, cause the Information Statement (or notice of internet availability thereof) to be mailed to the Record Holders.

(g) The Distribution Agent. SITC shall enter into a distribution agent agreement with the Agent or otherwise provide instructions to the Agent regarding the Distribution.

3.3 Conditions to the Distribution.

(a) The consummation of the Distribution will be subject to the satisfaction, or waiver by SITC in its sole and absolute discretion, of the following conditions:

(i) The SEC shall have declared effective the Form 10; no order suspending the effectiveness of the Form 10 shall be in effect and no proceedings for such purposes shall have been instituted or threatened by the SEC;

(ii) The Information Statement (or notice of internet availability thereof) shall have been mailed to Record Holders;

(iii) The transfer of the CURB Assets (other than any Delayed CURB Asset) and CURB Liabilities (other than any Delayed CURB Liability) contemplated to be transferred from SITC to CURB on or prior to the Distribution shall have occurred as contemplated by Section 2.1, and the transfer of the SITC Assets and SITC Liabilities contemplated to be transferred from CURB to SITC on or prior to the Distribution Date shall have occurred as contemplated by Section 2.1;

(iv) The actions and filings necessary or appropriate under applicable U.S. federal, U.S. state or other securities Laws or blue sky Laws and the rules and regulations thereunder shall have been taken or made, and, where applicable, have become effective or been accepted by the applicable Governmental Authority;

(v) Each of the Ancillary Agreements shall have been duly executed and delivered by the applicable parties thereto;

(vi) No order, injunction or decree issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Separation, the Distribution or any of the transactions related thereto shall be in effect;

(vii) The CURB Shares to be distributed in the Distribution shall have been accepted for listing on the NYSE, subject to official notice of distribution;

(viii) An independent appraisal firm acceptable to SITC shall have delivered one or more opinions to the SITC Board confirming the solvency and financial viability of SITC and CURB after consummation of the Distribution, and such opinions shall be acceptable to SITC in form and substance in SITC’s sole discretion and such opinions shall not have been withdrawn or rescinded;

(ix) CURB shall have received an opinion of its counsel to the effect that it has been organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and CURB’s proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT under the Code commencing with its initial taxable year ending December 31, 2024; and

(x) No other events or developments shall exist or shall have occurred that, in the judgment of the SITC Board, in its sole and absolute discretion, makes it inadvisable to effect the Separation, the Distribution or the transactions contemplated by this Agreement or any Ancillary Agreement.

(b) The foregoing conditions are for the sole benefit of SITC and shall not give rise to or create any duty on the part of SITC or the SITC Board to waive or not waive any such condition or in any way limit SITC’s right to terminate this Agreement as set forth in Article IX or alter the consequences of any such termination from those specified in Article IX. Any determination made by the SITC Board prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in Section 3.3(a) shall be conclusive and binding on the Parties.

3.4 The Distribution.

(a) Subject to Section 3.3, on or prior to the Effective Time, CURB will deliver to the Agent, for the benefit of the Record Holders, book-entry transfer authorizations for such number of the outstanding CURB Shares as is necessary to effect the Distribution, and shall cause the transfer agent for the SITC Shares, as the case may be, to instruct the Agent to (i) distribute at the Effective Time the appropriate whole number of CURB Shares to each such Record Holder or designated transferee or transferees of such Record Holder by way of direct registration in book-entry form and (ii) receive and hold for and on behalf of each Record Holder the amount of fractional CURB Shares to which such Record Holder would otherwise be entitled to receive in the Distribution. CURB will not issue paper share certificates in respect of the CURB Shares. The Distribution shall be effective at the Effective Time.

(b) Subject to Sections 3.3, 3.4(a) and 3.4(c), each Record Holder will be entitled to receive in the Distribution two CURB Shares for every one SITC Share held by such Record Holder on the Record Date, excluding fractional CURB Shares.

(c) No fractional CURB Shares will be distributed or credited to book-entry accounts in connection with the Distribution, and any such fractional CURB Shares interests to which a Record Holder would otherwise be entitled shall not entitle such Record Holder to vote or to any other rights as a shareholder of CURB. In lieu of any such fractional CURB Shares, each Record Holder who, but for the provisions of this Section 3.4, would be entitled to receive a fractional share interest of a CURB Share pursuant to the Distribution, as applicable, shall be paid cash, without any interest thereon, as hereinafter provided. As soon as practicable after the Effective Time, SITC shall direct the Agent to determine the number of whole and fractional CURB Shares allocable to each Record Holder, to aggregate all such fractional CURB Shares into whole CURB Shares, and to sell the whole CURB Shares obtained thereby in the open market when, how, and through which broker-dealers as determined in its sole discretion without any influence by SITC or CURB, and to cause to be distributed to each such Record Holder, in lieu of any fractional CURB Share, such Record Holder’s ratable share of the total proceeds of such sale, after deducting any Taxes required to be withheld and applicable transfer Taxes, and after deducting the costs and expenses of such sale and distribution, including brokers’ fees and commissions. None of SITC, CURB or the Agent will be required to guarantee any minimum sale price for the fractional CURB Shares sold in accordance with this Section 3.4(c). Neither SITC nor CURB will be required to pay any interest on the proceeds from the sale of fractional CURB Shares. Neither the Agent nor the broker-dealers through which the aggregated fractional CURB Shares are sold shall be Affiliates of SITC or CURB. Solely for purposes of computing fractional CURB Share interests pursuant to this Section 3.4(c) and Section 3.4(d), the beneficial owner of SITC Shares held of record in the name of a nominee in any nominee account shall be treated as the Record Holder with respect to such SITC Shares.

(d) Any CURB Shares or cash in lieu of fractional CURB Shares with respect to CURB Shares that remain unclaimed by any Record Holder 180 days after the Distribution Date shall be delivered to CURB, and CURB shall hold such CURB Shares for the account of such Record Holder, and the Parties agree that all obligations to provide such CURB Shares and cash, if any, in lieu of fractional CURB Share interests shall be obligations of CURB, subject in each case to applicable escheat or other abandoned property Laws, and SITC shall have no Liability with respect thereto.

(e) Until the CURB Shares are duly transferred in accordance with this Section 3.4 and applicable Law, from and after the Effective Time, CURB will regard the Persons entitled to receive such CURB Shares as Record Holders in accordance with the terms of the Distribution without requiring any action on the part of such Persons. CURB agrees that, subject to any transfers of such CURB Shares, from and after the Effective Time (i) each such holder will be entitled to receive all dividends payable on, and exercise voting rights and all other rights and privileges with respect to, the CURB Shares then held by such Record Holder, and (ii) each such Record Holder will be entitled, without any action on the part of such Record Holder, to receive evidence of ownership of the CURB Shares then held by such Record Holder.

ARTICLE IV

MUTUAL RELEASES; INDEMNIFICATION

4.1 Release of Pre-Distribution Claims.

(a) CURB Release of SITC. Except as provided in Sections 4.1(c) and 4.1(d), effective as of the Effective Time, CURB does hereby, for itself and each other member of the CURB Group, and their respective successors and assigns, and, to the extent permitted by Law, all Persons who at any time prior to the Effective Time have been shareholders, directors, officers, agents or employees of any member of the CURB Group (in each case, in their respective capacities as such), remise, release and forever discharge (i) SITC and the members of the SITC Group, and their respective successors and assigns; (ii) all Persons who at any time prior to the Effective Time have been shareholders, directors, officers, agents or employees of any member of the SITC Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns; and (iii) all Persons who at any time prior to the Effective Time are or have been shareholders, directors, officers, agents or employees of a Transferred Entity and who are not, as of immediately following the Effective Time, directors, officers or employees of CURB or a member of the CURB Group, in each case from: (A) all CURB Liabilities, (B) except as provided in Section 10.10, all Liabilities arising from or in connection with the transactions and all other activities to implement the Separation and the Distribution and (C) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case to the extent relating to, arising out of or resulting from the CURB Business, the CURB Assets or the CURB Liabilities.

(b) SITC Release of CURB. Except as provided in Sections 4.1(c) and 4.1(d), effective as of the Effective Time, SITC does hereby, for itself and each other member of the SITC Group and their respective successors and assigns, and, to the extent permitted by Law, all Persons who at any time prior to the Effective Time have been shareholders, directors, officers, agents or employees of any member of the SITC Group (in each case, in their respective capacities as such), remise, release and forever discharge CURB and the members of the CURB Group and their respective successors and assigns, from (i) all SITC Liabilities, (ii) all Liabilities arising from or in connection with the transactions and all other activities to implement the Separation and the Distribution and (iii) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case to the extent relating to, arising out of or resulting from the SITC Business, the SITC Assets or the SITC Liabilities.

(c) Obligations Not Affected. Nothing contained in Section 4.1(a) or 4.1(b) shall impair any right of any Person to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings that are specified in Section 2.7(b) or the applicable Schedules thereto as not to terminate as of the Effective Time, in each case in accordance with its terms. Nothing contained in Section 4.1(a) or 4.1(b) shall release any Person from:

(i) any Liability provided in or resulting from any agreement among any members of the SITC Group or the CURB Group that is specified in Section 2.7(b) or the applicable Schedules thereto as not terminating as of the Effective Time, or any other Liability specified in Section 2.7(b) as not terminating as of the Effective Time;

(ii) any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement or any Ancillary Agreement;

(iii) any Liability for the sale, lease, construction or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by a member of one Group from a member of the other Group prior to the Effective Time;

(iv) any Liability that the Parties may have with respect to indemnification or contribution or other obligation pursuant to this Agreement or any Ancillary Agreement or otherwise for claims brought against the Parties by any Third Party, which Liability shall be governed by the provisions of this Article IV and Article V and, if applicable, the appropriate provisions of the Ancillary Agreements; or

(v) any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 4.1.

In addition, nothing contained in Section 4.1(a) shall release any member of the SITC Group from honoring its existing obligations to indemnify any director, officer or employee of CURB who was a director, officer or employee of any member of the SITC Group on or prior to the Effective Time, to the extent such director, officer or employee becomes a named defendant in any Action with respect to which such director, officer or employee was entitled to such indemnification pursuant to such existing obligations.

(d) No Claims. CURB shall not make, and shall not permit any member of the CURB Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against SITC or any other member of the SITC Group, or any other Person released pursuant to Section 4.1(a), with respect to any Liabilities released pursuant to Section 4.1(b). SITC shall not make, and shall not permit any other member of the SITC Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification against CURB or any other member of the CURB Group, or any other Person released pursuant to Section 4.1(b), with respect to any Liabilities released pursuant to Section 4.1(b).

(e) Execution of Further Releases. At any time at or after the Effective Time, at the request of either Party, the other Party shall cause each member of its respective Group to execute and deliver releases reflecting the provisions of this Section 4.1.

4.2 Indemnification by CURB. Except as otherwise specifically set forth in this Agreement or in any Ancillary Agreement, to the fullest extent permitted by Law, CURB shall, and shall cause each other member of the CURB Group to, indemnify, defend and hold harmless SITC and each other member of the SITC Group and each of their respective past, present and future directors, officers, employees and agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “SITC Indemnitees”), from and against any and all Liabilities of the SITC Indemnitees relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):

(a) any CURB Liability, including any failure of CURB, any other member of the CURB Group or any other Person to pay, perform, fulfill, discharge and, to the extent applicable, comply with, in due course and in full, any such CURB Liabilities;

(b) any breach by CURB or any other member of the CURB Group of this Agreement or any of the Ancillary Agreements, subject to any limitations of liability provisions and other provisions applicable to any such breach set forth therein; and

(c) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case to the extent relating to CURB or the members of the CURB Group or the CURB Business, in the Form 10, the Information Statement (as amended or supplemented if CURB shall have furnished any amendments or supplements thereto) or any other Disclosure Document.

4.3 Indemnification by SITC. Except as otherwise specifically set forth in this Agreement or in any Ancillary Agreement, to the fullest extent permitted by Law, SITC shall, and shall cause the each other member of the SITC Group to, indemnify, defend and hold harmless CURB, CURB OP and each other member of the CURB Group and each of their respective past, present and future directors, officers, employees or agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “CURB Indemnitees”), from and against any and all Liabilities of the CURB Indemnitees relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):

(a) any SITC Liability, including any failure of SITC, any other member of the SITC Group or any other Person to pay, perform, fulfill, discharge and, to the extent applicable, comply with, in due course and in full, any such SITC Liabilities;

(b) any breach by SITC or any other member of the SITC Group of this Agreement or any of the Ancillary Agreements, subject to any limitations of liability provisions and other provisions applicable to any such breach set forth therein; and

(c) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case to the extent relating to SITC, the members of the SITC Group or the SITC Business, in the Form 10, the Information Statement (as amended or supplemented if CURB shall have furnished any amendments or supplements thereto) or any other Disclosure Document; it being expressly agreed that the statements set forth on Schedule 4.3(c) shall be the only statements made explicitly in SITC’s or any SITC Group member’s name in the Form 10, the Information Statement or any other Disclosure Document, and all other information contained in the Form 10, the Information Statement or any other Disclosure Document shall be deemed to be information supplied by CURB.

4.4 Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

(a) The Parties intend that any Liability subject to indemnification, contribution or reimbursement pursuant to this Article IV or Article V will be net of Insurance Proceeds or other amounts actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof) from any Person by or on behalf of the Indemnitee in respect of any indemnifiable Liability. Accordingly, the amount which either Party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification or contribution hereunder (an “Indemnitee”) will be reduced by any Insurance Proceeds or other amounts actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof) from any Person by or on behalf of the Indemnitee in respect of the related Liability. If an Indemnitee receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds or any other amounts in respect of the related Liability, then the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or such other amounts (net of any out-of-pocket costs or expenses incurred in the collection thereof) had been received, realized or recovered before the Indemnity Payment was made.

(b) The Parties agree that an insurer that would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of any provision contained in this Agreement or any Ancillary Agreement, have any subrogation rights with respect thereto, it being understood that no insurer or any other Third Party shall be entitled to a “windfall” (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification and contribution provisions hereof. Each Party shall, and shall cause the members of its Group to, use commercially reasonable efforts (taking into account the probability of success on the merits and the cost of expending such efforts, including attorneys’ fees and expenses) to collect or recover any Insurance Proceeds that may be collectible or recoverable respecting the Liabilities for which indemnification or contribution may be available under this Article IV. Notwithstanding the foregoing, an Indemnifying Party may not delay making any indemnification payment required under the terms of this Agreement, or otherwise satisfying any indemnification obligation, pending the outcome of any Action to collect or recover Insurance Proceeds, and an Indemnitee need not attempt to collect any Insurance Proceeds prior to making a claim for indemnification or contribution or receiving any Indemnity Payment otherwise owed to it under this Agreement or any Ancillary Agreement.

(c) Any indemnification payment under this Article IV shall be adjusted in accordance with Section 5.2 of the Tax Matters Agreement.

4.5 Procedures for Indemnification of Third-Party Claims.

(a) Notice of Claims. If, at or following the date of this Agreement, an Indemnitee shall receive notice or otherwise learn of the assertion by a Person (including any Governmental Authority) who is not a member of the SITC Group or the CURB Group of any claim or of the commencement by any such Person of any Action (collectively, a “Third-Party Claim”) with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to Section 4.2 or 4.3, or any other Section of this Agreement or any Ancillary Agreement, such Indemnitee shall give such Indemnifying Party written notice thereof as soon as practicable, but in any event within 30 days (or sooner if the nature of the Third-Party Claim so requires) after becoming aware of such Third-Party Claim. Any such notice shall describe the Third-Party Claim in reasonable detail (taking into account the information then available to the Indemnitee), and include copies of all notices and documents (including demand letters and motions, pleadings and court papers) received by the Indemnitee relating to the Third-Party Claim. Notwithstanding the foregoing, the failure of an Indemnitee to provide notice in accordance with this Section 4.5(a) shall not relieve an Indemnifying Party of its indemnification obligations under this Agreement, except to the extent to which the Indemnifying Party is actually prejudiced by the Indemnitee’s failure to provide notice in accordance with this Section 4.5(a).

(b) Control of Defense. An Indemnifying Party shall have the right, exercisable by written notice to the Indemnitee, which notice shall acknowledge in writing the indemnification obligation, within 30 days after the receipt of a notice from an Indemnitee in accordance with Section 4.5(a) (or sooner, if the nature of the Third-Party Claim so requires), to assume and conduct the defense of such Third-Party Claim in accordance with the limits set forth in this Agreement with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnitee; provided, however, that (i) Mixed Actions shall be managed in accordance with Section 4.11 and (ii) the Indemnifying Party shall not have the right to control the defense of any Third-Party Claim (A) to the extent such Third-Party Claim seeks criminal penalties or injunctive or other equitable relief (other than any such injunctive or other equitable relief that is solely incidental to the granting of money damages) or (B) if the Indemnitee has reasonably determined in good faith that the Indemnifying Party controlling such defense will affect the Indemnitee or its Group in a materially adverse manner. If an Indemnifying Party elects not to assume responsibility for defending any Third-Party Claim or fails to notify an Indemnitee of its election within 30 days after receipt of the notice from an Indemnitee as provided in Section 4.5(a), then the Indemnitee that is the subject of such Third-Party Claim shall be entitled to continue to conduct and control the defense of such Third-Party Claim. If the Indemnifying Party elects (and is permitted) to assume the defense of a Third-Party Claim in accordance with the terms of this Agreement, the Indemnitees shall, subject to the terms of this Agreement, cooperate with the Indemnifying Party with respect to the defense of such Third-Party Claim.

(c) Allocation of Defense Costs. If an Indemnifying Party has elected to assume the defense of a Third-Party Claim, then such Indemnifying Party shall be solely liable for all fees and expenses incurred by it in connection with the defense of such Third-Party Claim and shall not be entitled to seek any indemnification or reimbursement from the Indemnitee for any such fees or expenses incurred by the Indemnifying Party during the course of the defense of such Third-Party Claim by such Indemnifying Party, regardless of any subsequent decision by the Indemnifying Party to reject or otherwise abandon its assumption of such defense. If an Indemnifying Party elects not to assume responsibility for defending any Third-Party Claim or fails to notify an Indemnitee of its election within 30 days after receipt of a notice from an Indemnitee as provided in Section 4.5(a), and the Indemnitee conducts and controls the defense of such Third-Party Claim and the Indemnifying Party has an indemnification obligation with respect to such Third-Party Claim, then the Indemnifying Party shall be liable for all reasonable fees and expenses incurred by the Indemnitee in connection with the defense of such Third-Party Claim.

(d) Right to Monitor and Participate. An Indemnitee that does not conduct and control the defense of any Third-Party Claim, or an Indemnifying Party that has failed to elect to defend any Third-Party Claim as contemplated hereby, nevertheless shall have the right to employ separate counsel (including local counsel as necessary) of its own choosing to monitor and participate in (but not control) the defense of any Third-Party Claim for which it is a potential Indemnitee or Indemnifying Party, but the fees and expenses of such counsel shall be at the expense of such Indemnitee or Indemnifying Party, as the case may be, and the provisions of Section 4.5(c) shall not apply to such fees and expenses. Notwithstanding the foregoing, but subject to Sections 6.7 and 6.8, such Party shall cooperate with the Party entitled to conduct and control the defense of such Third-Party Claim in such defense and make available to the controlling Party, at the non-controlling Party’s expense, all witnesses, information and materials in such Party’s possession or under such Party’s control relating thereto as are reasonably required by the controlling Party. In addition to the foregoing, if any Indemnitee shall in good faith determine that such Indemnitee and the Indemnifying Party have actual or potential differing defenses or conflicts of interest between them that make joint representation inappropriate, then the Indemnitee shall have the right to employ separate counsel (including local counsel as necessary) and to participate in (but not control) the defense, compromise or settlement thereof, and the Indemnifying Party shall bear the reasonable fees and expenses of such counsel for all Indemnitees.

(e) No Settlement. Neither Party may settle or compromise any Third-Party Claim for which either Party is seeking to be indemnified hereunder without the prior written consent of the other Party, which consent may not be unreasonably withheld, unless such settlement or compromise is solely for monetary damages, does not involve any finding or determination of wrongdoing or violation of Law by the other Party and provides for a full, unconditional and irrevocable release of the other Party from all Liability in connection with the Third-Party Claim. The Parties hereby agree that if a Party presents the other Party with a Notice containing a proposal to settle or compromise a Third-Party Claim for which either Party is seeking to be indemnified hereunder and the Party receiving such proposal does not respond in any manner to the Party presenting such proposal within 30 days (or within any such shorter time period that may be required by applicable Law or court order) of receipt of such proposal, then the Party receiving such proposal shall be deemed to have consented to the terms of such proposal.

(f) Tax Matters Agreement Governs. The above provisions of this Section 4.5 and the provisions of Section 4.6 do not apply to Taxes (Taxes and Tax matters being governed by the Tax Matters Agreement). In the case of any conflict between this Agreement and the Tax Matters Agreement in relation to any matters addressed by the Tax Matters Agreement, the Tax Matters Agreement shall prevail.

4.6 Additional Matters.

(a) Timing of Payments. Indemnification or contribution payments in respect of any Liabilities for which an Indemnitee is entitled to indemnification or contribution under this Article IV shall be paid reasonably promptly (but in any event within 30 days of the final determination of the amount that the Indemnitee is entitled to as indemnification or contribution under this Article IV) by the Indemnifying Party to the Indemnitee as such Liabilities are incurred upon demand by the Indemnitee, including reasonably satisfactory documentation setting forth the basis for the amount of such indemnification or contribution payment, including documentation with respect to calculations made and consideration of any Insurance Proceeds that actually reduce the amount of such Liabilities. The indemnity and contribution provisions contained in this Article IV shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee, and (ii) the knowledge by the Indemnitee of Liabilities for which it might be entitled to indemnification hereunder.

(b) Notice of Direct Claims. Any claim for indemnification or contribution under this Agreement or any Ancillary Agreement that does not result from a Third-Party Claim shall be asserted by written notice given by the Indemnitee to the applicable Indemnifying Party as soon as practicable, but in any event within 30 days (or sooner if the nature of the claim so requires) after becoming aware of such claim; provided that the failure by an Indemnitee to so assert any such claim shall not prejudice the ability of the Indemnitee to do so at a later time except to the extent (if any) that the Indemnifying Party is prejudiced thereby. Such Indemnifying Party shall have a period of 30 days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such 30-day period, such specified claim shall be conclusively deemed a Liability of the Indemnifying Party under this Section 4.6(b) or, in the case of any written notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of the claim (or such portion thereof) becomes finally determined. If such Indemnifying Party does not respond within such 30-day period or rejects such claim in whole or in part, such Indemnitee shall, subject to the provisions of Article VII, be free to pursue such remedies as may be available to such Party as contemplated by this Agreement and the Ancillary Agreements, as applicable, without prejudice to its continuing rights to pursue indemnification or contribution hereunder.

(c) Pursuit of Claims Against Third Parties. If (i) a Party incurs any Liability arising out of this Agreement or any Ancillary Agreement; (ii) an adequate legal or equitable remedy is not available for any reason against the other Party to satisfy the Liability incurred by the incurring Party; and (iii) a legal or equitable remedy may be available to the other Party against a Third Party for such Liability, then the other Party shall use its commercially reasonable efforts to cooperate with the incurring Party, at the incurring Party’s expense, to permit the incurring Party to obtain the benefits of such legal or equitable remedy against the Third Party.

(d) Subrogation. In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(e) Substitution. In the event of an Action in which the Indemnifying Party is not a named defendant, if either the Indemnitee or Indemnifying Party shall so request, the Parties shall endeavor to substitute the Indemnifying Party for the named defendant. If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in Section 4.5 and this Section 4.6, and the Indemnifying Party shall fully indemnify the named defendant against all costs of defending the Action (including court costs, sanctions imposed by a court, attorneys’ fees, experts fees and all other external expenses), the costs of any judgment or settlement and the cost of any interest or penalties relating to any judgment or settlement.

4.7 Right of Contribution.

(a) Contribution. If any right of indemnification contained in Section 4.2 or Section 4.3 is held unenforceable or is unavailable for any reason, or is insufficient to hold harmless an Indemnitee in respect of any Liability for which such Indemnitee is entitled to indemnification hereunder, then the Indemnifying Party shall contribute to the amounts paid or payable by the Indemnitees as a result of such Liability (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the members of its Group, on the one hand, and the Indemnitees entitled to contribution, on the other hand, as well as any other relevant equitable considerations.

(b) Allocation of Relative Fault. Solely for purposes of determining relative fault pursuant to this Section 4.7: (i) any fault associated with the business conducted with the Delayed CURB Assets or Delayed CURB Liabilities (except for the gross negligence or willful misconduct of a member of the SITC Group) shall be deemed to be the fault of CURB and the other members of the CURB Group, and no such fault shall be deemed to be the fault of SITC or any other member of the SITC Group; and (ii) any fault associated with the ownership, operation or activities of either the SITC Business or CURB Business prior to the Effective Time shall be deemed to be the fault of SITC and the other members of the SITC Group, and no such fault shall be deemed to be the fault of CURB or any other member of the CURB Group.

4.8 Covenant Not to Sue. Each Party hereby covenants and agrees that none of it, the members of such Party’s Group or any Person claiming through it shall bring suit or otherwise assert any claim against any Indemnitee, or assert a defense against any claim asserted by any Indemnitee, before any court, arbitrator, mediator or administrative agency anywhere in the world, alleging that: (a) the assumption of any CURB Liabilities by CURB or a member of the CURB Group on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason; (b) the retention of any SITC Liabilities by SITC or a member of the SITC Group on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason; or (c) the provisions of this Article IV are void or unenforceable for any reason.

4.9 Remedies Cumulative. The remedies provided in this Article IV shall be cumulative and, subject to the provisions of Article VIII, shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

4.10 Survival of Indemnities. The rights and obligations of each of SITC and CURB and their respective Indemnitees under this Article IV shall survive (a) the sale or other transfer by either Party or any member of its Group of any assets or businesses or the assignment by it of any liabilities; or (b) any merger, consolidation, business combination, sale of all or substantially all of its Assets, restructuring, recapitalization, reorganization or similar transaction involving either Party or any of the members of its Group.

4.11 Management of Actions. This Section 4.11 shall govern the management and direction of pending and future Actions in which members of the SITC Group or the CURB Group are named as parties, but shall not alter the allocation of Liabilities set forth in Article II unless otherwise expressly set forth in this Section 4.11.

(a) From and after the Effective Time, the SITC Group shall direct the defense or prosecution of any Actions that constitute only SITC Liabilities or involve only SITC Assets.

(b) From and after the Effective Time, the CURB Group shall direct the defense or prosecution of any Actions that constitute only CURB Liabilities or involve only CURB Assets.

(c) From and after the Effective Time, any Actions that involve or constitute both a SITC Asset or SITC Liability, on the one hand, and a CURB Asset or a CURB Liability, on the other hand (such Actions, the “Mixed Actions”) shall be managed by the Party with the greater financial exposure with respect thereto (taking into account the provisions of this Article IV), as determined in good faith by the Parties; provided that if a Mixed Action involves the pursuit of criminal penalties or injunctive or other equitable relief (other than any such injunctive or other equitable relief that is solely incidental to the granting of money damages) against the other Party, any other member of the other Party’s Group or any of their respective stockholders or their Representatives, the other Party shall be entitled to control the defense of the applicable claims against the other Party, any other member of the other Party’s Group or any of their respective stockholders or Representatives. The Parties shall cooperate in good faith and take all reasonable actions to provide for any appropriate joinder or change in named parties to such Mixed Actions such that the appropriate Party or member of such Party’s Group is party thereto. The Parties shall reasonably cooperate and consult with each other and, to the extent permissible and necessary or advisable, maintain a joint defense in a manner that would preserve for both Parties and their respective Affiliates any attorney-client privilege, joint defense or other privilege with respect to any Mixed Action. The Party managing a Mixed Action shall, on a quarterly basis, or if a material development occurs as soon as reasonably practicable thereafter, inform the other Party of the status of and developments relating to such Mixed Action and provide copies of any material documents, notices or other materials related to such Mixed Action; provided that the failure to provide any such documents, notices or other materials shall not be a basis for liability of a Party managing such Mixed Action except and solely to the extent that the other Party shall have been actually prejudiced thereby. Notwithstanding anything to the contrary herein, the Parties may jointly retain counsel (in which case the cost of counsel shall be shared equally by the Parties) or retain separate counsel (in which case each Party will bear the cost of its separate counsel) with respect to any Mixed Action; provided that the Parties shall share discovery and other joint litigation costs in proportion to their respective expected financial exposure or respective expected financial recovery, as applicable. In any Mixed Action, each of the SITC Group and the CURB Group may pursue separate defenses, claims, counterclaims or settlements to those claims relating to the SITC Business or the CURB Business, respectively; provided that each Party shall in good faith make commercially reasonable efforts to avoid adverse effects on the other Party.

(d) No Party managing a Mixed Action (the “Managing Party”) pursuant to Section 4.11(c) shall consent to entry of any judgment or enter into any settlement of any such Action without the prior written consent of the other Party (the “Non-Managing Party”), not to be unreasonably withheld, conditioned or delayed; provided, however, that such Non-Managing Party shall be required to consent to such entry of judgment or to such settlement that the Managing Party may recommend if the judgment or settlement: (i) contains no finding or admission of any violation of Law or any violation of the rights of the Non-Managing Party and its applicable related Persons and otherwise contains no admission of any liability of the Non-Managing Party and such related Persons; (ii) involves only monetary relief which the Managing Party has agreed to pay; and (iii) includes a full and unconditional release of the Non-Managing Party and its applicable related Persons. Notwithstanding the foregoing, in no event shall a Non-Managing Party be required to consent to an entry of judgment or settlement if the effect thereof is to permit any injunction, declaratory judgment or other non-monetary relief to be entered, directly or indirectly, against any member of the Non-Managing Party’s Group (other than any such injunctive or other non-monetary relief that is immaterial and solely incidental to the granting of money damages).

(e) To the maximum extent permitted by applicable Law, the rights to recovery of each Party’s Subsidiaries in respect of any past, present or future Action are hereby delegated to such Party. It is the intent of the Parties that the foregoing delegation shall satisfy any Law requiring such delegation to be effected pursuant to a power of attorney or similar instrument. The Parties and the other members of their respective Group shall execute such further instruments or documents as may be necessary to effect such delegation.

ARTICLE V

CERTAIN OTHER MATTERS

5.1 Insurance Matters.

(a) Prior to the Effective Time, SITC and CURB shall use commercially reasonable efforts to either obtain separate insurance policies for CURB and the relevant members of the CURB Group or ensure that CURB and the relevant members of the CURB Group are named insureds under existing insurance policies covering CURB or any member of the CURB Group. Such insurance programs may include but are not limited to general liability, commercial auto liability, workers’ compensation, employer’s liability, pollution legal liability, professional services liability, property, employment practices liability, employee dishonesty/crime, directors’ and officers’ liability and fiduciary liability.

(b) From and after the Effective Time, with respect to any losses, damages and Liability incurred by any member of the CURB Group or the SITC Group, as the case may be, prior to the Effective Time, that is a CURB Liability, in the case of a member of the CURB Group, or that is a SITC Liability, in the case of a member of the SITC Group, SITC or CURB, as the case may be, will provide the applicable member of the Group of the other Party with respect to insurance coverage afforded to such other Party prior to the Effective Time (the “Claimant Party”) with access to, and such Claimant Party may, upon 10 days’ prior Notice to the other Party (the “Insured Party”), make claims under, such Insured Party’s insurance policies in place prior to the Effective Time and such Insured Party’s historical policies of insurance, but solely to the extent that such policies provided coverage for members of the Group of the Claimant Party prior to the Effective Time; provided that such access to, and the right to make claims under, such insurance policies, shall be subject to the terms and conditions of such insurance policies, including any limits on coverage or scope, any deductibles and other fees and expenses, and shall be subject to the following additional conditions:

(i) The Claimant Party shall use its commercially reasonable efforts to report any claim to the Insured Party, as promptly as practicable, and in any event in sufficient time so that such claim may be made in accordance with Insured Party ’s claim reporting procedures in effect immediately prior to the Effective Time (or in accordance with any modifications to such procedures after the Effective Time communicated by the Insured Party’s Group to the Claimant Party’s Group in writing);

(ii) The Claimant Party and the members of its Group shall exclusively bear and be liable for (and neither the Insured Party nor any members of its Group shall have any obligation to repay or reimburse the Claimant Party or any member of its Group for), and shall indemnify, hold harmless and reimburse the Insured Party and the members of its Group for, any deductibles, self-insured retention, fees and expenses to the extent resulting from any access to, or any claims made by the Claimant Party or any other members of its Group or otherwise made in respect of losses of the CURB Business, in the event that the Claimant Party is CURB or any other member of the CURB Group, or the SITC Business, in the event that the Claimant Party is SITC or any other member of the SITC Group, under, any insurance provided pursuant to this Section 5.1(b), including any indemnity payments, settlements, judgments, legal fees and allocated claims expenses and claim handling fees, whether such claims are made by members of the Claimant Party’s Group, its employees or Third Party; and

(iii) The Claimant Party shall exclusively bear and be liable for (and neither the Insured Party nor any members of its Group shall have any obligation to repay or reimburse the Claimant Party or any member of its Group for) all uninsured, uncovered, unavailable or uncollectible amounts of all such claims made by the Claimant Party or any member of its Group under the policies as provided for in this Section 5.1(b).

(c) Neither the Claimant Party nor any member of its Group, in connection with making a claim under any insurance policy of the Insured Party or any member of its Group pursuant to this Section 5.1, shall take any action that would be reasonably likely to (i) have a material and adverse impact on the then-current relationship between the Insured Party or any member of its Group, on the one hand, and the applicable insurance company, on the other hand; (ii) result in the applicable insurance company terminating or materially reducing coverage, or materially increasing the amount of any premium owed by the Insured Party or any member of its Group under the applicable insurance policy; or (iii) otherwise compromise, jeopardize or interfere in any material respect with the rights of the Insured Party or any member of its Group under the applicable insurance policy; provided that neither the Claimant Party nor any member of its Group making a claim pursuant Section 5.1(b) shall be deemed to be an action that triggers the foregoing clauses (i), (ii) or (iii).

(d) All payments and reimbursements by the Claimant Party pursuant to this Section 5.1 will be made within 30 days after the Claimant Party’s receipt of an invoice therefor from the Insured Party. If the Insured Party incurs costs to enforce the Claimant Party’s obligations herein, the Claimant Party will indemnify and hold harmless the Insured Party for such enforcement costs, including reasonable attorneys’ fees pursuant to Section 4.6(b). Each Party shall retain the exclusive right to control its insurance policies and programs, including the right to exhaust, settle, release, commute, buyback or otherwise resolve disputes with respect to any of its insurance policies and programs and to amend, modify or waive any rights under any such insurance policies and programs, except that neither Party shall settle, release, commute or otherwise eliminate the coverage available under any such policies or programs that applies to any other Party’s Group’s Liabilities without the other Party’s written consent (not to be unreasonably withheld, conditioned or delayed). Each Party shall cooperate with the other Party and share such information as is reasonably necessary in order to permit such Party to manage and conduct its insurance matters as it deems appropriate.

(e) Each of CURB and SITC does hereby, for itself and each other member of its Group, agree that no member of the other Party’s Group shall have any Liability whatsoever as a result of the insurance policies and practices of the other Party and the members of the other Party’s Group as in effect at any time, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy, the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise.

(f) The provisions of this Agreement are not intended to relieve any insurer of any Liability under any policy. Nothing in this Agreement shall be considered an attempted assignment of any policy of insurance or as a Contract of insurance.

5.2 Late Payments. Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount not paid when due pursuant to this Agreement or any Ancillary Agreement (and any amounts billed or otherwise invoiced or demanded and properly payable that are not paid within 30 days of such bill, invoice or other demand) shall accrue interest at a rate per annum equal to the then-current prime rate of interest as published from time to time in The Wall Street Journal plus five percent (5%).

5.3 Inducement. Each of SITC and CURB acknowledges and agrees that the other Party’s willingness to cause, effect and consummate the Separation and the Distribution has been conditioned upon and induced by its covenants and agreements in this Agreement and the Ancillary Agreements, including its assumption and/or retention of the CURB Liabilities or SITC Liabilities, as applicable, pursuant to the provisions of this Agreement and its covenants and agreements contained in Article IV.

5.4 Post-Effective Time Conduct. The Parties acknowledge that, after the Effective Time, each Party shall be independent of the other Party, with responsibility for its own actions and inactions and its own Liabilities relating to, arising out of or resulting from the conduct of its business, operations and activities following the Effective Time, except as may otherwise be provided in any Ancillary Agreement, and each Party shall (except as otherwise provided in Article IV) use commercially reasonable efforts to prevent such Liabilities from being inappropriately borne by the other Party.

ARTICLE VI

EXCHANGE OF INFORMATION; CONFIDENTIALITY

6.1 Agreement for Exchange of Information.

(a) Subject to Section 6.9 and any other applicable confidentiality obligations, each of SITC and CURB, on behalf of itself and each member of its Group, agrees to use commercially reasonable efforts to provide or make available, or cause to be provided or made available, to the other Party and the members of such other Party’s Group, at any time before, on or after the Effective Time, as soon as reasonably practicable after written request therefor, any information (or a copy thereof) in the possession or under the control of such Party or its Group to the extent that (i) such information relates to the CURB Business, or any CURB Asset or CURB Liability, if CURB is the requesting Party, or to the SITC Business, or any SITC Asset or SITC Liability, if SITC is the requesting Party; (ii) such information is required by the requesting Party to comply with its obligations under this Agreement or any Ancillary Agreement; or (iii) such information is required by the requesting Party to comply with any obligation imposed by any Governmental Authority; provided, however, that, in the event that the Party to whom the request has been made reasonably determines that any such provision of information could be commercially detrimental to the Party providing the information, violate any Law or agreement, or waive any privilege available under applicable Law, including any attorney-client privilege, then the Parties shall use commercially reasonable efforts to permit compliance with such obligations to the extent and in a manner that avoids any such harm or consequence; provided, further, nothing in this Section 6.1 shall expand the obligations of a Party under Section 6.4.

(b) Subject to any limitations imposed by applicable Law and to the extent it has not done so before the Effective Time, upon and at such intervals as requested by CURB, SITC shall transfer to CURB (or its designee member of the CURB Group) any employment records (including any Form I-9, Form W-2 or other IRS forms) with respect to employees or former employees of the CURB Group and other records reasonably required by CURB to enable CURB to properly carry out its obligations under this Agreement and the Employee Matters Agreement. Subject to any limitation imposed by applicable Law, including privacy protection Laws or regulations, each Party shall permit the other Party reasonable access to its employee records, to the extent reasonably necessary for such accessing Party to carry out its obligations hereunder.

6.2 Ownership of Information. The provision of any information pursuant to Section 6.1 or Section 6.7 shall not affect the ownership of such information (which shall be determined solely in accordance with the terms of this Agreement and the Ancillary Agreements), or constitute a grant of rights in or to any such information.

6.3 Compensation for Providing Information. The Party requesting information pursuant to a request for information in accordance with this Article VI agrees to reimburse the other Party for any reasonable Third Party out-of-pocket expenses (including fees and expenses of attorneys, accountants and other agents, but excluding reimbursement for general overhead, salaries and employee benefits) incurred, if any, in connection with complying with any request with respect to such information.

6.4 Record Retention. To facilitate the possible exchange of information pursuant to this Article VI and other provisions of this Agreement after the Effective Time, the Parties agree to use their commercially reasonable efforts, which shall be no less rigorous than those used for retention of such Party’s own information, to retain all information in their respective possession or control on the Effective Time in accordance with their respective then existing document retention policies, as such policies may be amended from time to time. Notwithstanding the foregoing in this Section 6.4, Section 8 of the Tax Matters Agreement will govern the retention of Tax-related records.

6.5 Limitations of Liability. Neither Party shall have any Liability to the other Party in the event that any information exchanged or provided pursuant to this Agreement is found to be inaccurate in the absence of gross negligence, bad faith, fraud or willful misconduct by the Party providing such information. Neither Party shall have any Liability to any other Party if any information is destroyed after commercially reasonable efforts by such Party to comply with the provisions of Section 6.4.

6.6 Other Agreements Providing for Exchange of Information.

(a) The rights and obligations granted under this Article VI are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention or confidential treatment of information set forth in any Ancillary Agreement.

(b) Any party that receives, pursuant to a request for information in accordance with this Article VI, Tangible Information that is not relevant to its request shall, at the request of the providing Party, (i) return it to the providing Party or, at the providing Party’s request, destroy such Tangible Information; and (ii) deliver to the providing Party written confirmation that such Tangible Information was returned or destroyed, as the case may be, which confirmation shall be signed by an authorized representative of the requesting Party.

6.7 Production of Witnesses; Records; Cooperation.

(a) Without limiting any of the rights or obligations of the Parties pursuant to Section 6.1 and Section 6.4, after the Effective Time, except in the case of an adversarial Action or Dispute between SITC and CURB, or any members of their respective Groups, each Party shall use its commercially reasonable efforts to make available to the other Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action in which the requesting Party (or member of its Group) may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder, in each case, until the later of (i) the statute of limitations, if any, applicable to such Action and (ii) with respect to any Action commenced prior to the applicable statute of limitations, if any, final resolution of such Action. The requesting Party shall bear all reasonable out-of-pocket costs and expenses in connection therewith.

(b) Without limiting the foregoing, the Parties shall cooperate and consult to the extent reasonably necessary with respect to any Actions, other than an adversarial Action or Dispute between SITC and CURB or any members of their respective Groups.

(c) Without limiting any provision of this Section 6.7, each of the Parties agrees to cooperate, and to cause each member of its respective Group to cooperate, with each other in the defense of any infringement or similar claim with respect any Intellectual Property and shall not claim to acknowledge, or permit any member of its respective Group to claim to acknowledge, the validity or infringing use of any Intellectual Property of a Third Party in a manner that would hamper or undermine the defense of such infringement or similar claim.

(d) The obligation of the Parties to make available former, current and future directors, officers, employees and other personnel and agents pursuant to this Section 6.7 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to use commercially reasonable efforts to make available employees and other officers without regard to whether such individual or the employer of such individual could assert a possible business conflict.

6.8 Privileged Matters.

(a) The Parties recognize that legal and other professional services that have been and will be provided prior to the Effective Time have been and will be rendered for the collective benefit of each of the members of the SITC Group and the CURB Group, and that each of the members of the SITC Group and the CURB Group should be deemed to be the client with respect to such services for the purposes of asserting all privileges which may be asserted under applicable Law in connection therewith. The parties recognize that legal and other professional services will be provided following the Effective Time, which services will be rendered solely for the benefit of the SITC Group or the CURB Group, as the case may be.

(b) The Parties agree as follows:

(i) SITC shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the SITC Business and not to the CURB Business, whether or not the Privileged Information is in the possession or under the control of any member of the

SITC Group or any member of the CURB Group. SITC shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any SITC Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the Privileged Information is in the possession or under the control of any member of the SITC Group or any member of the CURB Group;

(ii) CURB shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the CURB Business and not to the SITC Business, whether or not the Privileged Information is in the possession or under the control of any member of the CURB Group or any member of the SITC Group. CURB shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any CURB Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the Privileged Information is in the possession or under the control of any member of the CURB Group or any member of the SITC Group; and

(iii) if the Parties do not agree as to whether certain information is Privileged Information, then such information shall be treated as Privileged Information, and the Party that believes that such information is Privileged Information shall be entitled to control the assertion or waiver of all privileges and immunities in connection with any such information unless the Parties otherwise agree. The Parties shall use the procedures set forth in Article VII to resolve any disputes as to whether any information relates solely to the SITC Business, solely to the CURB Business or to both the SITC Business and the CURB Business.

(c) Subject to the remaining provisions of this Section 6.8, the Parties agree that they shall have a shared privilege or immunity with respect to all privileges and immunities not allocated pursuant to Section 6.8(b) and all privileges and immunities relating to any Actions or other matters that involve both Parties (or one or more members of their respective Groups) and in respect of which both Parties have Liabilities under this Agreement, and that no such shared privilege or immunity may be waived by either Party without the consent of the other Party.

(d) If any Dispute arises between the Parties or any members of their respective Group regarding whether a privilege or immunity should be waived to protect or advance the interests of either Party and/or any member of their respective Group, each Party agrees that it shall (i) negotiate with the other Party in good faith; (ii) endeavor to minimize any prejudice to the rights of the other Party; and (iii) not unreasonably withhold consent to any request for waiver by the other Party. Further, each Party specifically agrees that it shall not withhold its consent to the waiver of a privilege or immunity for any purpose except in good faith to protect its own legitimate interests.

(e) In the event of any adversarial Action or Dispute between SITC and CURB, or any members of their respective Groups, either Party may waive a privilege in which the other Party or member of such other Party’s Group has a shared privilege, without obtaining consent pursuant to Section 6.8(c); provided that such waiver of a shared privilege shall be effective only as to the use of information with respect to the Action between the Parties and/or the applicable members of their respective Groups, and shall not operate as a waiver of the shared privilege with respect to any Third Party.

(f) Upon receipt by either Party, or by any member of its respective Group, of any subpoena, discovery or other request that may reasonably be expected to result in the production or disclosure of Privileged Information subject to a shared privilege or immunity or as to which another Party has the sole right hereunder to assert a privilege or immunity, or if either Party obtains knowledge that any of its, or any member of its respective Group’s, current or former directors, officers, agents or employees have received any subpoena, discovery or other requests that may reasonably be expected to result in the production or disclosure of such Privileged Information, such Party shall promptly notify the other Party of the existence of the request (which Notice shall be delivered to such other Party no later than five business days following the receipt of any such subpoena, discovery or other request) and shall provide the other Party a reasonable opportunity to review the Privileged Information and to assert any rights it or they may have under this Section 6.8 or otherwise, to prevent the production or disclosure of such Privileged Information.

(g) Any furnishing of, or access or transfer of, any information pursuant to this Agreement is made in reliance on the agreement of SITC and CURB set forth in this Section 6.8 and in Section 6.9 to maintain the confidentiality of Privileged Information and to assert and maintain all applicable privileges and immunities. The Parties agree that their respective rights to any access to information, witnesses and other Persons, the furnishing of Notices and documents and other cooperative efforts between the Parties contemplated by this Agreement, and the transfer of Privileged Information between the Parties and members of their respective Groups pursuant to this Agreement, shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.

(h) In connection with any matter contemplated by Section 6.7 or this Section 6.8, the Parties agree to, and to cause the applicable members of their Group to, use commercially reasonable efforts to maintain their respective separate and joint privileges and immunities, including by executing joint defense and/or common interest agreements where necessary or useful for this purpose.

6.9 Confidentiality.

(a) Confidentiality. Subject to Section 6.9(c), from and after the Effective Time until the five-year anniversary of the Effective Time, each of SITC and CURB, on behalf of itself and each member of its respective Group, agrees to hold, and to cause its respective Representatives to hold, in strict confidence, with at least the same degree of care (but no less than a reasonable degree of care) as they exercise to preserve confidentiality for their own similar proprietary or confidential information, all confidential and proprietary information concerning the other Party or any member of the other Party’s Group or their respective businesses that is either in its possession (including confidential and proprietary information in its possession prior to the date hereof) or furnished by any such other Party or any member of such Party’s Group or their respective Representatives at any time pursuant to this Agreement, any Ancillary Agreement or otherwise, and shall not use any such confidential and proprietary information other than for such purposes as shall be expressly permitted hereunder or thereunder, except, in each case, to the extent that such confidential and proprietary information has been (i) in the public domain or generally available to the public, other than as a result of a disclosure by such Party or any member of such Party’s Group or any of their respective Representatives in violation of this Agreement; (ii) later lawfully acquired from other sources by such Party (or any member of such Party’s Group) which sources are not themselves bound by a confidentiality obligation or other contractual, legal or fiduciary obligation of confidentiality with respect to such confidential and proprietary information; or (iii) independently developed or generated without reference to or use of any proprietary or confidential information of the other Party or any member of such Party’s Group. If any confidential and proprietary information of one Party or any member of its Group is disclosed to the other Party or any member of such other Party’s Group in connection with providing services to such first Party or any member of such first Party’s Group under this Agreement or any Ancillary Agreement, then such disclosed confidential and proprietary information shall be used only as required to perform such services.

(b) No Release; Return or Destruction. Each Party agrees not to release or disclose, or permit to be released or disclosed, any information addressed in Section 6.9(a) to any other Person, except its Representatives who need to know such information in their capacities as such (who shall be advised of their obligations hereunder with respect to such information), and except in compliance with Section 6.9(c). Without limiting the foregoing, when any such information is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement, each Party will promptly after request of the other Party either return to the other Party all such information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or notify the other Party in writing that it has destroyed such information (and such copies thereof and such notes, extracts or summaries based thereon).

(c) Protective Arrangements. In the event that a Party or any member of its Group either determines on the advice of its counsel that it is required to disclose any information pursuant to applicable Law or receives any request or demand under lawful process or from any Governmental Authority to disclose or provide information of the other Party (or any member of the other Party’s Group) that is subject to the confidentiality provisions hereof, such Party shall notify the other Party (to the extent legally permitted) as promptly as practicable under the circumstances prior to disclosing or providing such information and shall, to the extent reasonably practicable, cooperate, at the expense of the other Party, in seeking any appropriate protective order requested by the other Party. In the event that such other Party fails to receive such appropriate protective order in a timely manner and the Party receiving the request or demand reasonably determines that its failure to disclose or provide such information shall actually prejudice the Party receiving the request or demand, then the Party that received such request or demand may thereafter disclose or provide information to the extent required by such Law (as so advised by its counsel) or by lawful process or such Governmental Authority, and the disclosing Party shall promptly provide the other Party with a copy of the information so disclosed, in the same form and format so disclosed, together with a list of all Persons to whom such information was disclosed, in each case to the extent legally permitted.

(d) Third-Party Information; Privacy or Data Protection Laws. Each Party acknowledges that it and members of its Group may presently have and, following the Effective Time, may gain access to or possession of confidential or proprietary information of, or personal information relating to, Third Parties (i) that was received under confidentiality or non-disclosure agreements entered into between such Third Parties, on the one hand, and the other Party or members of such Party’s Group, on the other hand, prior to the Effective Time; or (ii) that, as between the Parties, was originally collected by the other Party or members of such Party’s Group and that may be subject to and protected by privacy, data protection or other applicable Laws. Each Party agrees that it shall hold, protect and use, and shall cause the members of its Group and its and their respective Representatives to hold, protect and use, in strict confidence the confidential and proprietary information of, or personal information relating to, Third Parties in accordance with privacy, data protection or other applicable Laws and the terms of any agreements that were either entered into before the Effective Time or affirmative commitments or representations that were made before the Effective Time by, between or among the other Party or members of the other Party’s Group, on the one hand, and such Third Parties, on the other hand.

ARTICLE VII

DISPUTE RESOLUTION

7.1 Good-Faith Negotiation. Subject to Section 7.4, either Party seeking resolution of any dispute, controversy or claim (a “Dispute”) arising out of or relating to this Agreement or Ancillary Agreement (except as set forth in Section 7.6) (including regarding whether any Assets are CURB Assets, any Liabilities are CURB Liabilities or the validity, interpretation, breach or termination of this Agreement or any Ancillary Agreement), shall provide Notice thereof to the other Party (the “Initial Notice”), and within 30 days of the delivery of the Initial Notice, the Parties shall attempt in good faith to negotiate a resolution of the Dispute. The negotiations shall be conducted by the highest ranking officer of each Party who is not also a director or officer of the other Group (and, in any event, holding, at a minimum, the title of vice president. It being acknowledged that if there are multiple such officers, any such officer may serve). All such negotiations shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence. If the Parties are unable for any reason to resolve a Dispute within 30 days after the delivery of such Notice or if a Party reasonably concludes that the other Party is not willing to negotiate as contemplated by this Section 7.1, the Dispute shall be submitted to mediation in accordance with Section 7.2.

7.2 Mediation. Any Dispute not resolved pursuant to Section 7.1 shall, at the written request of a Party (a “Mediation Request”), be submitted to nonbinding mediation in accordance with the then current International Institute for Conflict Prevention and Resolution (“CPR”) Mediation Procedure, except as modified herein. The mediation shall be held in New York, New York. The Parties shall have 20 days from receipt by a Party of a Mediation Request to agree on a mediator. If no mediator has been agreed upon by the Parties within 20 days of receipt by a party of a Mediation Request, then a Party may request (on Notice to the other Party), that CPR appoint a mediator in accordance with the CPR Mediation Procedure. All mediation pursuant to this clause shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence, and no oral or documentary representations made by the Parties during such mediation shall be admissible for any purpose in any subsequent proceedings. No Party shall disclose or permit the disclosure of any information about the evidence adduced or the documents produced by the other Party in the mediation proceedings or about the existence, contents or results of the mediation without the prior written consent of such other Party, except in the course of a judicial or regulatory proceeding or as may be required by Law or requested by a Governmental Authority or securities exchange. Before making any disclosure permitted by the preceding sentence, the Party intending to make such disclosure shall, to the extent reasonably practicable, give the other Party reasonable Notice of the intended disclosure and afford the other party a reasonable opportunity to protect its interests. If the Dispute has not been resolved within 60 days of the appointment of a mediator, or within 90 days after receipt by a Party of a Mediation Request (whichever occurs sooner), or within such longer period as the Parties may agree to in writing, then the Dispute shall be submitted to binding arbitration in accordance with Section 7.3.

7.3 Arbitration.

(a) In the event that a Dispute has not been resolved within 60 days of the appointment of a mediator in accordance with Section 7.2, or within 90 days after receipt by a Party of a Mediation Request (whichever occurs sooner), or within such longer period as the Parties may agree to in writing, then such Dispute shall, upon the written request of a Party (the “Arbitration Request”) be submitted to be finally resolved by binding arbitration pursuant to the CPR Arbitration Procedure. The arbitration shall be held in the same location as the mediation pursuant to Section 7.2. Unless otherwise agreed by the Parties in writing, any Dispute to be decided pursuant to this Section 7.3 will be decided (i) before a sole arbitrator if the amount in dispute, inclusive of all claims and counterclaims, totals less than $5 million; or (ii) by a panel of three arbitrators if the amount in dispute, inclusive of all claims and counterclaims, totals $5 million or more.

(b) The panel of three arbitrators will be chosen as follows: (i) within 15 days from the date of the receipt of the Arbitration Request, each Party will name an arbitrator; and (ii) the two Party-appointed arbitrators will thereafter, within thirty (30) days from the date on which the second of the two arbitrators was named, name a third, independent arbitrator who will act as chairperson of the arbitral tribunal. In the event that either Party fails to name an arbitrator within 15 days from the date of receipt of the Arbitration Request, then upon written application by either Party, that arbitrator shall be appointed pursuant to the CPR Arbitration Procedure. In the event that the two Party-appointed arbitrators fail to appoint the third, then the third, independent arbitrator will be appointed pursuant to the CPR Arbitration Procedure. If the arbitration will be before a sole independent arbitrator, then the sole independent arbitrator will be appointed by agreement of the Parties within 15 days of the date of receipt of the Arbitration Request. If the Parties cannot agree to a sole independent arbitrator, then upon written application by either party, the sole independent arbitrator will be appointed pursuant to the CPR Arbitration Procedure.

(c) The arbitrator(s) will have the right to award, on an interim basis, or include in the final award, any relief which it deems proper in the circumstances, including money damages (with interest on unpaid amounts from the due date), injunctive relief (including specific performance) and attorneys’ fees and costs; provided that the arbitrator(s) will not award any relief not specifically requested by the Parties and, in any event, will not award any indirect, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages of the other arising in connection with the transactions contemplated hereby (other than any such Liability with respect to a Third-Party Claim). Upon selection of the arbitrator(s) following any grant of interim relief by a special arbitrator or court pursuant to Section 7.4, the arbitrator(s) may affirm or disaffirm that relief, and the Parties will seek modification or rescission of the order entered by the court as necessary to accord with the decision of the arbitrator(s). The award of the arbitrator(s) shall be final and binding on the Parties, and may be enforced in any court of competent jurisdiction. The initiation of mediation or arbitration pursuant to this Article VII will toll the applicable statute of limitations for the duration of any such proceedings.

7.4 Litigation and Unilateral Commencement of Arbitration. Notwithstanding the foregoing provisions of this Article VII, (a) a Party may seek preliminary provisional or injunctive judicial relief with respect to a Dispute without first complying with the procedures set forth in Section 7.1, Section 7.2 and Section 7.3 if such action is reasonably necessary to avoid irreparable damage and (b) either Party may initiate arbitration before the expiration of the periods specified in Section 7.2 and Section 7.3 if (i) such Party has submitted a Mediation Request or Arbitration Request, as applicable, and the other party has failed, within the applicable periods set forth in Section 7.3, to agree upon a date for the first mediation session to take place within 30 days after the appointment of such mediator or such longer period as the Parties may agree to in writing or (ii) such Party has failed to comply with Section 7.3 in good faith with respect to commencement and engagement in arbitration. In such event, the other Party may commence and prosecute such arbitration unilaterally in accordance with the CPR Arbitration Procedure.

7.5 Conduct During Dispute Resolution Process. Unless otherwise agreed to in writing, the Parties shall, and shall cause their respective members of their Group to, continue to honor all commitments under this Agreement and each Ancillary Agreement to the extent required by such agreements during the course of dispute resolution pursuant to the provisions of this Article VII, unless such commitments are the specific subject of the Dispute at issue.

7.6 Disputes Arising Under the Shared Services Agreement. The provisions of Section 7.1 through Section 7.5 do not apply to Disputes arising out of or relating to the Shared Services Agreement (Disputes arising thereunder being controlled by the applicable provisions of the Shared Services Agreement).

ARTICLE VIII

FURTHER ASSURANCES AND ADDITIONAL COVENANTS

8.1 Further Assurances.

(a) In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties shall use its reasonable best efforts, prior to, on and after the Effective Time, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(b) Without limiting the foregoing, prior to, on and after the Effective Time, each Party hereto shall cooperate with the other Party, and without any further consideration, but at the expense of the requesting Party, execute and deliver, or use its reasonable best efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain or make all Approvals or Notifications of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument, and to take all such other actions as such Party may reasonably be requested to take by the other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the transfers of the CURB Assets and the SITC Assets and the assignment and assumption of the CURB Liabilities and the SITC Liabilities and the other transactions contemplated hereby and thereby. Without limiting the foregoing, each Party will, at the reasonable request, cost and expense of the other Party, take such other actions as may be reasonably necessary to vest in such other Party good and marketable title to the Assets allocated to such Party under this Agreement or any of the Ancillary Agreements, free and clear of any Security Interest, if and to the extent it is practicable to do so.

(c) On or prior to the Effective Time, SITC and CURB in their respective capacities as direct and indirect shareholders of the members of their Groups, shall each ratify any actions which are reasonably necessary or desirable to be taken by SITC, CURB or any of the members of their respective Groups, as the case may be, to effectuate the transactions contemplated by this Agreement and the Ancillary Agreements.

(d) SITC and CURB, and each of the members of their respective Groups, waive (and agree not to assert against any of the others) any claim or demand that any of them may have against any of the others for any Liabilities or other claims relating to or arising out of: (i) the failure of CURB or any other member of the CURB Group, on the one hand, or of SITC or any other member of the SITC Group, on the other hand, to provide any notification or disclosure required under any state Environmental Law in connection with the Separation or the other transactions contemplated by this Agreement, including the transfer by any member of any Group to any member of the other Group of ownership or operational control of any Assets not previously owned or operated by such transferee; or (ii) any inadequate, incorrect or incomplete notification or disclosure under any such state Environmental Law by the applicable transferor. To the extent any Liability to any Governmental Authority or any Third Party arises out of any action or inaction described in clause (i) or (ii) above, the transferee of the applicable Asset hereby assumes and agrees to pay any such Liability.

8.2 Treatment of Commingled Properties. The Parties acknowledge that the CURB Properties set forth on Schedule 8.2 are subject to ground leases (the “Commingled Properties”) by and between the applicable member of the SITC Group and the applicable member of the CURB Group, pursuant to which the Commingled Properties may be subdivided into separate legal parcels of real property for all purposes and a separate parcel for the assessment of real property taxes in accordance with the applicable ground lease (a “Subdivision”). In accordance with the terms and conditions of the applicable ground lease(s), unless otherwise provided therein, CURB (or the applicable member of the CURB Group) shall be solely responsible for the cost of obtaining a Subdivision, any application or review fees, attorneys’ fees and the cost of recording such Subdivision; provided that CURB (or the applicable member of the CURB Group) will not be required to pay any additional consideration or fee to SITC (or any member of the SITC Group) in connection with a Subdivision. For the avoidance of doubt, in the event of any conflict between the covenants and obligations set forth in the immediately preceding sentence of this Section 8.2 and the applicable ground lease, the terms of the applicable ground lease shall control.

8.3 Redevelopment Projects. From and after the Effective Time, SITC shall cause the applicable members of the SITC Group to (a) take, at its own expense, all actions reasonably necessary to complete the renovation or redevelopment of the CURB Properties set forth on Schedule 8.3 (the “Redevelopment Projects”), in each case, substantially in accordance with the plans and specifications and other terms and conditions (including as to scope of work, standard of care, timing for completion and inspection rights) attached to Schedule 8.3, and (b) keep a designated representative of CURB reasonably informed with respect to the progress of such Redevelopment Projects as further set forth on Schedule 8.3. SITC (or the applicable member of the CURB Group) shall bear all costs and expenses in connection with all Redevelopment Projects, including the cost and expense of preparing the applicable property for redevelopment, application or review fees, attorneys’ fees and other costs and expenses incurred in connection with such Redevelopment Projects.

8.4 Insurance Subsidiary; Purchase Option. Subject to the limitations and conditions described herein, upon the two-year anniversary of the Effective Time (the “Option Trigger Date”), CURB shall have the right to purchase (the “Purchase Option”) all of the equity interests of the member of the SITC Group set forth on Schedule 8.4 (the “Purchase Option Company”) from SITC or the applicable member of the SITC Group for the price of one dollar plus an amount equal to any retained capital held by the Purchase Option Company at the time of consummation of such sale and purchase (the “Option Purchase Price”), by delivering notice to SITC of the exercise of such right within one year of the Option Trigger Date (the “Option Notice Deadline”). As promptly as practicable following the delivery of the notice contemplated by the preceding sentence, and subject to receipt of any required Approvals or Notifications from any Governmental Authorities, CURB shall make the payment of the Option Purchase Price in immediately available funds to such account or accounts as may be designated by SITC, and both Parties (or the applicable members of their respective Groups) shall execute documentation reasonably satisfactory to CURB and SITC to consummate the sale and purchase of the Purchase Option Company. In connection with the sale and purchase of the Purchase Option Company, the Parties will work together in good faith to obtain any Approval or Notifications from any Governmental Authority required in connection therewith at CURB’s cost and expense, including, all filing, legal or Third Party fees. Prior to the Option Notice Deadline, (a) neither SITC nor any other member of its Group may transfer any of its equity interests in the Purchase Option Company to any other Person (other than another member of the SITC Group), (b) dissolve, liquidate or windup the Purchase Option Company (or take similar actions having the same or a similar effect) or (c) merge or consolidate the Purchase Option Company with any other Person (or take similar actions having the same or similar effect), in each case, without the prior written consent of CURB. Notwithstanding the foregoing, the Purchase Option shall terminate and thereafter be of no further force and effect, and CURB shall not have the right to exercise the Purchase Option to purchase all of the equity interests of the Purchase Option Company from SITC, upon or following the termination of the Shared Services Agreement pursuant to a Sanctioned Termination Event (as such term is defined in the Shared Services Agreement).

8.5 Lease Agreement. On or prior to April 1, 2025, SITC and CURB shall, or shall cause the applicable member of its respective Group to, enter into the Lease Agreement, effective as of April 1, 2025, for the space described in the Lease Agreement upon the terms and conditions set forth in such Lease Agreement. The Parties will cooperate in good faith to make any changes reasonably required to the form of Lease Agreement such that the Lease Agreement is in execution form, including appropriately completing any exhibits, placeholders or blanks.

ARTICLE IX

TERMINATION

9.1 Termination. This Agreement may be terminated and the Distribution may be amended, modified or abandoned at any time prior to the Effective Time by SITC, in its sole and absolute discretion, without the approval or consent of any other Person, including CURB. After the Effective Time, this Agreement may not be terminated except by an agreement in writing signed by a duly authorized officer of each of the Parties.

9.2 Effect of Termination. In the event of any termination of this Agreement prior to the Effective Time, no Party (nor any of its directors, officers or employees) shall have any Liability or further obligation to the other Party by reason of this Agreement.

ARTICLE X

MISCELLANEOUS

10.1 Counterparts; Entire Agreement; Corporate Power.

(a) This Agreement and each Ancillary Agreement may be executed (including by facsimile, PDF or other electronic transmission) with counterpart signature pages or in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument.

(b) This Agreement and Ancillary Agreements and the Exhibits and Schedules hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to such subject matter.

(c) SITC represents on behalf of itself and each other member of the SITC Group, and CURB represents on behalf of itself and each other member of the CURB Group, as follows:

(i) each such Person has the requisite power and authority and has taken all action necessary in order to execute, deliver and perform this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby; and

(ii) this Agreement and each Ancillary Agreement to which it is a party has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

10.2 Governing Law. The provisions of this Agreement and, unless expressly provided there, each Ancillary Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof.

10.3 Assignability. Except as set forth in any Ancillary Agreement, this Agreement and each Ancillary Agreement shall be binding upon and inure to the benefit of the Parties and the parties thereto, respectively, and their respective successors and permitted assigns; provided, however, that neither Party nor any such party thereto may assign its rights or delegate its obligations under this Agreement or any Ancillary Agreement without the express prior written consent of the other Party hereto or other parties thereto, as applicable. Notwithstanding the foregoing, no such consent shall be required for the assignment of a party’s rights and obligations under this Agreement and the Ancillary Agreements (except as may be otherwise provided in any such Ancillary Agreement) in whole (i.e., the assignment of a party’s rights and obligations under this Agreement and all Ancillary Agreements all at the same time) in connection with a change of control of a Party so long as the resulting, surviving or transferee Person assumes all the obligations of the relevant party thereto by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party.

10.4 Third-Party Beneficiaries. Except for the indemnification rights under this Agreement of any SITC Indemnitee or CURB Indemnitee in their respective capacities as such, (a) the provisions of this Agreement and each Ancillary Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person except the Parties any rights or remedies hereunder and (b) there are no third-party beneficiaries of this Agreement or any Ancillary Agreement and neither this Agreement nor any Ancillary Agreement shall provide any Third Party with any remedy, claim, Liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement or any Ancillary Agreement.

10.5 Notices. Any notice, report or other communication (each a “Notice”) required or permitted to be given under this Agreement and, to the extent applicable and unless otherwise provided therein, under each Ancillary Agreement shall be in writing and shall be given by being delivered (a) by hand, (b) by courier or overnight carrier or (c) by e-mail to the addresses set forth below:

To SITC:

SITE Centers Corp.

3300 Enterprise Parkway

Beachwood, Ohio 44122

Attention: General Counsel

e-mail: [***]

with a copy (which shall not constitute Notice) to:

Jones Day

901 Lakeside Avenue

Cleveland, Ohio 44114

Attention: Peter Izanec

email: [***]

To CURB or CURB OP:

Curbline Properties Corp.

3300 Enterprise Parkway

Beachwood, Ohio 44122

Attention: General Counsel

e-mail: [***]

Any Party may at any time give Notice to the other Party of a change in its address for the purposes of this Section 10.5. For the avoidance of doubt, it is expressly understood that either Party may waive the requirement of any applicable Notice provision hereunder or under any Ancillary Agreement at any time and by any reasonable means.

10.6 Severability. The provisions of this Agreement and the Ancillary Agreements are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

10.7 Force Majeure. No Party shall be deemed in default of this Agreement or, unless otherwise expressly provided therein, any Ancillary Agreement for any delay or failure to fulfill any obligation (other than a payment obligation) hereunder or thereunder so long as and to the extent to which any delay or failure in the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. In the event of any such excused delay, the time for performance of such obligations (other than a payment obligation) shall be extended for a period equal to the time lost by reason of the delay. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) provide Notice to the other Party of the nature and extent of any such Force Majeure condition; and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement and the Ancillary Agreements, as applicable, as soon as reasonably practicable.

10.8 No Set-Off. Except as set forth in any Ancillary Agreement or as otherwise mutually agreed to in writing by the Parties, neither Party nor any member of such Party’s group shall have any right of set-off or other similar rights with respect to (a) any amounts received pursuant to this Agreement or any Ancillary Agreement; or (b) any other amounts claimed to be owed to either such Party or any member of its Group arising out of this Agreement or any Ancillary Agreement.

10.9 Publicity. Prior to the Effective Time, each of SITC and CURB shall consult with each other prior to either Party issuing any press releases or otherwise making public statements with respect to the Separation, the Distribution or any of the other transactions contemplated hereby or under any Ancillary Agreement and prior to making any filings with any Governmental Authority with respect thereto.

10.10 Expenses. Except as otherwise expressly set forth in this Agreement or any Ancillary Agreement or as otherwise agreed to in writing by the Parties, (a) all fees, costs and expenses, including all accounting, legal, financial advisory, NYSE or Third Party fees, incurred prior to the Effective Time in connection with the preparation, execution, delivery and implementation of this Agreement and any Ancillary Agreement, the Separation, the Form 10, the CURB Financing Arrangements and the Distribution and the consummation of the transactions contemplated hereby shall be borne by SITC; and (b) all fees, costs and expenses, including all accounting, legal, financial advisory, NYSE or Third Party fees, incurred after the Effective Time shall be borne by the Party or its applicable Subsidiary incurring such fees, costs or expenses.

10.11 Headings. The article, section and paragraph headings contained in this Agreement and the Ancillary Agreements are for convenience only, and they neither form a part of this Agreement or any Ancillary Agreement nor are they to be used in the construction or interpretation hereof or thereof.

10.12 Survival of Covenants. Except as expressly set forth in this Agreement or any Ancillary Agreement, the covenants, representations and warranties contained in this Agreement and each Ancillary Agreement, and Liability for the breach of any obligations contained herein, shall survive the Separation and the Distribution and shall remain in full force and effect.

10.13 No Waiver. Neither the failure nor any delay on the part of a Party to exercise any right, remedy, power or privilege under this Agreement or any Ancillary Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the Party asserted to have granted such waiver.

10.14 Specific Performance. Subject to the provisions of Article VII, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any Ancillary Agreement, the Party or Parties who are, or are to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief in respect of its or their rights under this Agreement or such Ancillary Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties.

10.15 Amendments. Neither this Agreement nor any Ancillary Agreement shall be amended, supplemented, terminated, modified, discharged or otherwise changed, in whole or in part, except by an instrument in writing signed by the parties hereto or thereto, or their respective successors or permitted assignees.

10.16 Interpretation. For the purposes of this Agreement and the Ancillary Agreements, (a) whenever the context may require, any pronoun shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation;” (c) the word “or” is not exclusive; (d) the words “herein,” “hereof” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement (or the applicable Ancillary Agreement) as a whole (including all of the Schedules and Exhibits hereto and thereto); (e) references to any Person include the successors and permitted assigns of that Person; (f) “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if;” (g) unless the context otherwise requires, Articles, Sections, Schedules and Exhibits mean Articles of, Sections of and Schedules and Exhibits attached to this Agreement (or the applicable Ancillary Agreement); (h) references to “business day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions are generally authorized or required by law to close in the United States or Cleveland, Ohio; (i) references herein to this Agreement or any other agreement contemplated herein shall be deemed to refer to this Agreement or such other agreement as of the date on which it is executed and as it may be amended, modified or supplemented thereafter, unless otherwise specified; and (j) unless expressly stated to the contrary in this Agreement or in any Ancillary Agreement, all references to “the date hereof,” “the date of this Agreement,” “hereby” and “hereupon” and words of similar import shall be references to October 1, 2024. This Agreement and the Ancillary Agreements shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement (or the applicable Ancillary Agreement) to the same extent as if they were set forth verbatim herein or therein. In the case of any conflict between this Agreement and (x) the Shared Services Agreement in relation to any matters addressed by the Shared Services Agreement, the Shared Services Agreement shall prevail unless the Shared Services Agreement explicitly states that this Agreement shall control; (y) the Employee Matters Agreement in relation to any matters addressed by the Employee Matters Agreement, the Employee Matters Agreement shall prevail unless the Employee Matters Agreement explicitly states that this Agreement shall control; and (z) the Tax Matters Agreement in relation to any matters addressed by the Tax Matters Agreement, the Tax Matters Agreement shall prevail unless the Tax Matters Agreement explicitly states that this Agreement shall control.

10.17 Limitations of Liability. Notwithstanding anything in this Agreement to the contrary, but without limiting any recovery expressly provided by Section 7.2, neither CURB or any member of the CURB Group, on the one hand, nor SITC or any member of the SITC Group, on the other hand, shall be liable under this Agreement to the other for any punitive or exemplary damages in connection with the transactions contemplated hereby (other than any such Liability with respect to a Third-Party Claim).

10.18 Performance. SITC will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the SITC Group. CURB will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the CURB Group. Each Party (including its permitted successors and assigns) further agrees that it will (a) give timely notice of the terms, conditions and continuing obligations contained in this Agreement and any applicable Ancillary Agreement to all of the other members of its Group and (b) cause all of the other members of its Group not to take any action or fail to take any such action inconsistent with such Party’s obligations under this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby.

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IN WITNESS WHEREOF, the Parties have caused this Separation and Distribution Agreement to be executed by their duly authorized representatives.

SITE CENTERS CORP.

By:	/s/ David R. Lukes
Name: David R. Lukes
Title: President and Chief Executive Officer

CURBLINE PROPERTIES CORP.

By:	/s/ David R. Lukes
Name: David R. Lukes
Title: President and Chief Executive Officer

CURBLINE PROPERTIES LP
By: Curbline Properties Corp., its General Partner

By:	/s/ David R. Lukes
Name: David R. Lukes
Title: President and Chief Executive Officer

[Signature Page to Separation and Distribution Agreement]